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                                                                  EXHIBIT 10.22

                                 FORM OF LEASE

         THIS LEASE ("Lease") dated as of January 31, 1997 is entered into by and between ("Lessor") _____________________, and _____________________,
("Lessee").

                                   ARTICLE I
                             LEASED PROPERTY; TERM

         Upon and subject to the terms and conditions hereinafter set forth, Lessor leases to Lessee and Lessee rents from Lessor all of Lessor's rights and interest in and to the following real property (collectively, the "Leased Property"):

         a) the real property more particularly described on Exhibit A attached hereto together with all covenants, licenses, privileges and benefits thereto belonging and any easements, rights-of-way, rights of ingress and egress or other interests of Lessor in, on or to any land, highway, street, road or avenue, open or proposed, in, on, across, in front of abutting or adjoining such real property, including all strips and gores adjacent to or lying between such real property and any adjacent real property (the "Land");

         (b) all buildings, structures, Fixtures (as hereinafter defined) and other improvements of every kind (including all alleyways and connecting tunnels, crosswalks, sidewalks, landscaping, parking lots and structures and roadways appurtenant to such buildings and structures presently or hereafter situated upon the Land, and Capital Additions financed by Lessor (but specifically excluding Capital Additions financed by Lessee), drainage and all above-ground and underground utility structures) (collectively the "Leased Improvements");

         (c) all permanently affixed equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in on or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, carpet, moveable or immoveable walls or partitions and built-in oxygen and vacuum systems, all of which are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto, but specifically excluding all items included within the category of Personal Property (collectively the "Fixtures");

         (d) the Personal Property;

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         (e) to the extent permitted by law, all permits, approvals and other intangible property or any interest therein now or hereafter owned or held by Lessor in connection with the Leased Property, or any business or businesses now or hereafter conducted by Lessee or any Tenant or with the use thereof, including all leases, contract rights, agreements, trade names, water rights and reservations, zoning rights, business licenses and warranties (including those relating to construction or fabrication) related to the Leased Property or any part thereof, but specifically excluding the general corporate trademarks, service marks, logos, insignia or books and records of Lessor or Lessee; and

         (f) all site plans, surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies that relate to the Land or the Leased Improvements and are in Lessor's possession or control.

         SUBJECT, HOWEVER, to the Permitted Exceptions, to have and to hold for a fixed term of 11 years (the "Initial Term") commencing on February 1, 1997 (the "Commencement Date") and ending at midnight on the last day of the 132nd month after the Commencement Date.

                                   ARTICLE II
                                      RENT

         2.1 MINIMUM RENT AND ADJUSTMENTS TO MINIMUM RENT. Lessee shall pay to Lessor without notice, demand, set off (except as set forth in Section 30.2 or Article XXXII hereof) or counterclaim, in advance in lawful money of the United States of America, at Lessor's address set forth herein or at such other place or to such other person, firms or corporations as Lessor from time to time may designate in writing, Minimum Rent, as adjusted annually pursuant to Section 2.1(b) during the Term, as follows:

         (a) Minimum Rent. Lessee will pay to Lessor as rent (as adjusted from time to time in accordance with Section 2.1(b), the "Minimum Rent") for the Leased Property the annual sum of $__________ payable in advance in 12 equal, consecutive monthly installments of $_________, on the first day of each calendar month of the Term. Minimum Rent shall be prorated as to any partial month, and is subject to adjustment as provided in Sections 2.1(b), 9.3(b)(iv) and 20.1 below; and

         (b) Increases to Minimum Rent. Commencing on the first anniversary date of the Commencement Date and on each anniversary date thereafter throughout the remainder of the Initial Term and any Extended Term (each such anniversary date individually being referred to as an "Adjustment Date"), the then current Minimum Rent shall be increased annually effective as of such Adjustment Date By 125% of the increase in the Consumer Price Index for the Base Period (as defined below); provided, however, if the increase in the Consumer Price Index for


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such Base Period is greater than 2.4%, Lessor and Lessee mutually agree to use their best efforts to negotiate the increase in Minimum Rent based on the fair rental value of the Leased roperty to become effective on the Adjustment Date.

         As used herein, "Base Period" shall mean the following:

                  (i) For the first Adjustment Date, the twelve-month period commencing on the first day of the month that is two months prior to the Commencement Date; and

                  (ii) For each subsequent Adjustment Date, the Twelve month period commencing on the first day of the month that is two months prior to the previous Adjustment Date.

         (c) Capital Expenditures. Lessee shall make an annual Facility upgrade expenditure in an amount equal to $200 per bed for capital improvements, such amount to be increased $50 per bed on each Adjustment Date. If requested by Lessor, Lessee shall promptly provide evidence of such capital expenditures. In the event Lessee fails to make the required capital expenditure in any Lease year, Lessee shall deposit in a money market account with an Acceptable Financial Institution amounts not less than the difference between the required capital expenditures and the amounts actually spent. Such account shall be in the name of the Lessor. Lessee shall make detailed requests for such funds in writing to Lessor in the same form as a Request pursuant to Section 9.3 hereof. Within 30 days of such Request, Lessor shall reasonably approve the amount of requested funds and make mutually agreeable arrangements for the disbursement of the funds or provide Lessee with written notice in reasonable detail specifying Lessor's objections to such Request.

         (d) Lease Deposit. On the Commencement Date, Lessee must deposit with an Acceptable Financial Institution and thereafter maintain with Lessor a lease deposit equal to approximately six (6) months Minimum Rent, rounded upward to the nearest $1,000.00. Lessor reserves the right to require additional deposits if the Minimum Rents increases during the Term. Upon achievement of a Rent Coverage Ratio (as hereinafter defined), on a combined basis, of 1.25 (or greater) to 1.0, provided no Default or Event of Default (as hereinafter defined) exists, such lease deposit may be reduced upon Lessee's request to three (3) months Minimum Rent, rounded upward to the nearest $1,000.00.

         (e) Payment of Minimum Rent. All payments of Minimum Rent shall be made in lawful money of the United States by wire/ACH transfer of same day funds to Lessor's account #0000041032 at First Commercial Bank, Birmingham, Alabama. ABA Routing #062003605, Attention: Todd Beard, with advice to __________ at (205) 967-2092 (or such other account or location specified by Lessor from time to time in writing) on or before 2:00 p.m., Birmingham time, on any Business Day.

         2.2 CALCULATION OF INCREASES TO MINIMUM RENT. On or about each Adjustment Date Lessor will calculate the increase in the Minimum Rent pursuant to the provisions of Section 2.l(b) and will provide Lessee with written notice of same.

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         2.3 ADDITIONAL CHARGES. Lessee will also pay and discharge as and when due (a) all other amounts, liabilities, obligations and Impositions, which Lessee assumes or agrees to pay under this Lease including, to the extent applicable, any condominium association dues, assessments or other charges and
(b) in the event of any failure on the part of Lessee to pay any of those items referred to in clause (a) above, Lessee will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of such items (the items referred to in clauses (a) and (b) above being referred to herein collectively as the "Additional Charges"), and Lessor shall have all legal, equitable and contractual rights, powers and remedies provided in this Lease, by statute or otherwise, in the case of non-payment of the Additional Charges as well as the Minimum Rent. If any installment of Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Lessor) shall not be paid within ten (10) days after the date when due, Lessee will pay Lessor on demand, as Additional Charges, interest (to the extent permitted by law) computed at the Overdue Rate on the amount of such installment, from the due date when due to the date of payment in full thereof. In the event Lessor provides Lessee with written notice of failure to timely pay any installment of Minimum Rent or any Additional Charges pursuant to Section 15.1(b) more than three times within any twelve-month period, Lessee shall pay an administrative fee to Lessor in the amount of $500.00 per year for such twelve-month period. To the extent that Lessee pays any Additional Charges to Lessor or the Facility Mortgagee pursuant to any requirement of this Lease, Lessee shall be relieved of its obligation to pay such Additional Charges to the entity to which such Additional Charges would otherwise be due. Additional charges shall be deemed Rent hereunder.

         2.4 NET LEASE. The Rent shall be paid absolutely net to Lessor, so that this Lease shall yield to Lessor the full amount of the installments of Minimum Rent and the payments of Additional Charges throughout the Term but subject to any provisions of this Lease which expressly provide for payments by Lessor or the adjustment of the Rent or other charges.

         2.5 RENT COVERAGE. From and after September 30, 1997, for the Applicable Period, the Facilities (on a combined basis) must achieve and maintain the following:

         (a) A Rent Coverage Ratio of not less than 1.25 to 1.0, and

         (b) An Adjusted Rent Coverage Ratio of not less than 1.0 to 1.0.

         From and after September 30, 1997, for the Applicable Period, the Facility must achieve and maintain a Rent Coverage Ratio of not less than 1.2 to 1.0.

         "Rent Coverage Ratio" means, for each Applicable Period, the ratio of
(i) Cash Flow, plus management fees as determined on an accrual basis of accounting for the Facility (or Facilities, if applicable), to (ii) the Minimum Rent payable under the Lease (or Leases, if applicable).


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         "Adjusted Rent Coverage Ratio" means, for each Applicable Period, the ratio of (i) Cash low to (ii) the Minimum Rent payable under the Leases.

         "Cash Flow" means the pre-tax income of the Facility (or Facilities, if applicable) plus (i) lease expense with respect to the Lease (or Leases, if applicable) and (ii) non-cash expenses or allowances for depreciation and amortization with respect to the Facility (or Facilities, if applicable). In calculating "pre-tax" income, any extraordinary income or extraordinary loss shall be excluded.

         Rent Coverage will be measured quarterly and the first such test shall consist of an Applicable Period of 3 months, the second such test will consist of an Applicable Period of 6 months, the third such test will consist of an Applicable Period of 9 months, and each subsequent test will consist of an Applicable Period of 12 months.

         2.6 GUARANTY/GUARANTOR.

         (a) The Rent and other obligations pursuant to the Lease are unlimitedly guaranteed by Balanced Care Corporation ("Guarantor") pursuant to a guaranty agreement ("Guaranty") executed simultaneously herewith which is attached hereto as Exhibit 2.6 and made a part hereof.

         (b) Throughout the Term of the Lease, Guarantor shall maintain the following:

                  (i) a ratio of consolidated current assets to consolidated current liabilities equal to or greater than 1.0 to 1.0.;

                  (ii) a tangible net worth equal to or greater than $5,000,000, unless otherwise approved (or waived) by Lessor, approval of which shall not be unreasonably withheld (for purposes of this Section 2.6(b)(ii), the line item identified as "Mandatorily Redeemable Preferred B Stock" reflected on Guarantor's consolidated financial statement shall be included in Guarantor's shareholder's equity).

                  (iii) a Consolidated Cash Flow Coverage not less than 1.0 to 1.0.

         "Consolidated Cash Flow Coverage" shall mean a ratio of (i) earnings before interest, taxes, depreciation, amortization, rent and its home office expense minus an assumed five percent (5%) management fee to (ii) all interest and rent payments.


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                                  ARTICLE III
                                  IMPOSITIONS

         3.1 PAYMENT OF IMPOSITIONS. Subject to Article XI relating to permitted contests, Lessee will pay or cause to be paid all Impositions before any fine, penalty, interest or cost may be added for non-payment, such payments to be made directly to the taxing authorities where feasible, and Lessee will promptly, upon request, furnish to Lessor copies of official receipts or other satisfactory proof evidencing such payments. Lessee's obligation to pay such Impositions and the amount thereof shall be deemed absolutely fixed upon the date such Impositions become a lien upon the Leased Property or any part thereof. If any such Imposition may lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Lessee may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term hereof as the same becomes due and before any fine, penalty, premium, further interest or cost may be added thereto. Lessor, at its expense, shall, to the extent permitted by applicable law, prepare and file all tax returns and reports as may be required by governmental authorities in respect of Lessor's net income, gross receipts, franchise taxes and taxes on its capital stock. Lessee, at its expense, shall, to the extent permitted by applicable laws and regulations, prepare and file all other tax returns and reports in respect of any Imposition as may be required by governmental authorities. If any refund shall be due from any taxing authority in respect of any Imposition paid by Lessee, the same shall be paid over to or retained by Lessee if no Event of Default shall have occurred hereunder and be continuing. Any such funds retained by Lessor due to an Event of Default shall be applied as provided in Article XV. Lessor and Lessee shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Leased Property as may be necessary to prepare any required returns and reports. In the event governmental authorities classify any property covered by this Lease as personal property, Lessee shall file all personal property tax returns in such jurisdictions where filing is required. Lessor and Lessee will provide the other party, upon request, with cost and depreciation records necessary for filing returns for any property so classified as personal property. Where Lessor is legally required to file personal property tax returns, and Lessee is obligated for the same hereunder, Lessee will be provided with copies of assessment notices in sufficient time for Lessee to file a protest. Lessee may upon giving 30 days' prior written notice to Lessor, at Lessee's option and at Lessee's sole cost and expense, protest, appeal, or institute such other proceedings as Lessee may deem appropriate to effect a reduction of real estate or personal property assessments and Lessor, if requested by Lessee and at Lessee's expense as aforesaid, shall fully cooperate with Lessee in such protest, appeal, or other action. Billings for reimbursement by Lessee to Lessor of personal property taxes shall be accompanied by copies of an invoice therefor and payments thereof which identify the personal property with respect to which such payments are made. Lessor will cooperate with Lessee in order that Lessee may fulfill its obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee.

         3.2 PRORATION OF IMPOSITIONS. Impositions imposed in respect of the tax-fiscal period during which the Term terminates shall be prorated between Lessor and Lessee, whether or not such Imposition is imposed before or after such termination, and Lessee's and Lessor's obligation to pay their respective prorated shares thereof shall survive such termination.

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         3.3 UTILITY CHARGES. Lessee will, or will cause Tenants to, contract for, in its own name, and will pay or cause to be paid all charges for, electricity, power, gas, oil, water and other utilities used in the Leased Property during the Term.

         3.4 INSURANCE PREMIUMS. Lessee will contract for, in its own name, and will pay or cause to be paid all premiums for, the insurance coverage required to be maintained by Lessee pursuant to Article XII during the Term.

                                   ARTICLE IV
                                 NO TERMINATION

         Except as provided in this Lease and to the extent provided by law, Lessee shall remain bound by this Lease in accordance with its terms and shall neither take any action without the consent of Lessor to modify surrender or terminate the same, nor seek nor be entitled to any abatement, deduction, deferment or reduction of Rent, or set-off against the Rent, nor shall the respective obligations of Lessor and Lessee be otherwise affected by reason of
(a) any damage to, or destruction of, the Leased Property or any portion thereof from whatever cause or any Taking of the Leased Property or any portion thereof, except as otherwise provided in Articles XIII or XIV, (b) the lawful or unlawful prohibition of or restriction upon, Lessee's use of the Leased Property, or any portion thereof, or the interference with such use by any person, corporation, partnership or other entity or by reason of eviction by paramount title, (c) any claim which Lessee has or might have against Lessor or by reason of any default or breach of any warranty by Lessor under this Lease or any other agreement between Lessor and Lessee or to which Lessor and Lessee are parties, (d) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Lessor or any assignee or transferee of Lessor, or (e) for any other cause whatsoever whether similar or dissimilar to any of the foregoing. Lessee hereby specifically waives all rights arising from any occurrence whatsoever which may now or hereafter be conferred upon it by law to (i) modify, surrender or terminate this Lease or quit or surrender the Leased Property or any portion thereof, or (ii) entitle Lessee to any abatement, reduction, suspension or deferment of the Rent or other sums payable by Lessee hereunder, except as otherwise specifically provided in this Lease. The obligations of Lessor and Lessee hereunder shall be separate and independent covenants and agreements and the Rent and all other sums payable by Lessee hereunder shall continue to be payable in all events unless the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim or seek any damages it may have against Lessor as a result of a breach by Lessor of the terms of this Lease.


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                                   ARTICLE V
                          OWNERSHIP OF LEASED PROPERTY

         5.1 OWNERSHIP OF THE PROPERTY. Lessee acknowledges that the Leased Property is the property of Lessor and that Lessee has only the right to the possession and use of the Leased Property upon the terms and conditions of this Lease.

         5.2 PERSONAL PROPERTY. Lessee may (and shall as provided hereinbelow) at its expense, install, affix or assemble or place on any parcels of the Land or in any of the Leased Improvements any items of the Personal Property, and may remove, replace or substitute for the same from time to time in the Ordinary Course of Business. Lessee shall provide and maintain during the entire Term all such Personal Property as shall be necessary in order to operate the Facility in compliance with all licensure and certification requirements, in compliance with all applicable Legal Requirements and Insurance Requirements and otherwise in accordance with customary practice in the industry for the Primary Intended Use. Lessee shall provide Lessor with a list of Personal Property provided by Lessee, updated at least semi-annually for all items of Personal Property with a value in excess of $50,000.

                                   ARTICLE VI
                      CONDITION AND USE OF LEASED PROPERTY

         6.1 CONDITION OF THE LEASED PROPERTY. Lessee acknowledges receipt and delivery of possession of the Leased Property and that Lessee has examined and otherwise acquired knowledge of the condition of the Leased Property prior to the execution and delivery of this Lease and has found the same to be in good order and repair and satisfactory for its purpose hereunder. Lessee is leasing the Leased Property "as is" in its present condition. Lessee waives any claim or action against Lessor in respect of the condition of the Leased Property. LESSOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, SUITABILITY, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY LESSEE. LESSEE ACKNOWLEDGES THAT THE LEASED PROPERTY HAS BEEN INSPECTED BY LESSEE AND IS SATISFACTORY TO IT IN ALL RESPECTS.

         6.2 USE OF THE LEASED PROPERTY.

         (a) After the Commencement Date and during the entire Term, Lessee shall use or cause to be used the Leased Property and the improvements thereon as a personal care facility and for such other uses as may be necessary in connection with or incidental to such use (the "Primary Intended Use"). Lessee shall not use the Leased Property or any portion thereof for

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any other use without the prior written consent of Lessor, which consent shall not be unreasonably withheld or delayed.

         (b) Lessee covenants that it will obtain and maintain all material approvals needed to use and operate the Leased Property and the Facility for the Primary Intended Use in compliance with all applicable Legal Requirements.

         (c) Lessee covenants and agrees that during the Term it will use its reasonable best efforts to operate continuously the Leased Property in accordance with its Primary Intended Use and to maintain its certifications for reimbursement, if any, and licensure and its accreditation, if compliance with accreditation standards is required to maintain the operations of the Facility and if a failure to comply would adversely affect operations of the Facility.

         (d) Lessee shall not commit or suffer to be committed any waste (ordinary wear and tear excepted) on the Leased Property or in the Facility or cause or permit any nuisance thereon.

         (e) Lessee shall neither suffer nor permit the Leased Property or any portion thereof, including any Capital Addition whether or not financed by Lessor, to be used in such a manner as (i) might reasonably tend to impair Lessor's estate therein or in any portion thereof, or (ii) may reasonably result in a claim or claims of adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

         (f) Lessee will not utilize any Hazardous Materials on the Leased Property except in accordance with applicable Legal Requirements and will not permit any contamination which may require remediation under any applicable Hazardous Materials Law. Lessee agrees not to dispose of any Hazardous Materials or substances within the sewerage system of the Leased Property, and that it will handle all "red bag" wastes in accordance with applicable Hazardous Materials Laws.

         6.3 MANAGEMENT OF FACILITY. Unless otherwise agreed to in writing by Lessor (i) Lessee shall cause the Facility to be managed (including any leasing activities) at all times by Lessee or an Affiliate of Lessee, (ii) Lessee shall not enter into any agreement (oral or written) with respect to such management and leasing activities unless the terms thereof and the proposed manager or leasing agent have been approved in writing by Lessor, (iii) all such management or leasing agreements must be in writing, and (iv) all management or leasing agreements with an Affiliate of Lessee must contain provisions to the effect that (A) the obligation of Lessee to pay management fees is subordinate to its obligation to pay the Rent, and (B) the manager shall not have the right to collect any management fees during the continuance of an Event of Default.

         6.4 LESSOR TO GRANT EASEMENTS. Lessor will, from time to time, at the request of Lessee and at Lessee's cost and expense, but subject to the approval of Lessor (a) grant easements and other rights in the nature of easements, (b) release existing easements or other rights in the nature of easements which are for the benefit of the Leased Property, (c) dedicate or

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transfer unimproved portions of the Leased Property for road, highway or other public purposes, (d) execute petitions to have the Leased Property annexed to any municipal corporation or utility district, (e) execute amendments to any covenants and restrictions affecting the Leased Property, and (f) execute and deliver to any person such instruments as may be necessary or appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interest in the Leased Property), but only upon delivery to Lessor of an Officer's Certificate stating (and such other information as Lessor may reasonably require confirming) that such grant, release, dedication, transfer, petition or amendment has no adverse effect on the Primary Intended Use of the Leased Property and does not reduce the value thereof.

                                  ARTICLE VII
                  LEGAL, INSURANCE AND FINANCIAL REQUIREMENTS

         7.1 COMPLIANCE WITH LEGAL AND INSURANCE REQUIREMENTS. Subject to
Article XI relating to permitted contests, Lessee, at its expense, will promptly (a) comply with all material Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair and restoration of the Leased Property, whether or not compliance therewith shall require structural change in any of the Leased Improvements or interfere with the use and enjoyment of the Leased Property, and (b) directly or indirectly with the cooperation of Lessor, but at Lessee's sole cost and expense, procure, maintain and comply with all material licenses, certificates of need, if any, and other authorizations required for (i) any use of the Leased Property then being made, and for (ii) the proper erection, installation, operation and maintenance of the Leased Improvements or any part thereof, including any Capital Additions.

         7.2 LEGAL REQUIREMENT COVENANTS. Lessee covenants and agrees that the Leased Property shall not be used for any unlawful purpose. Lessee shall, directly or indirectly with the cooperation of Lessor, but at Lessee's sole cost and expense, acquire and maintain all material licenses, certificates, permits and other authorizations and approvals needed to operate the Leased Property in its customary manner for the Primary Intended Use and any other use conducted on the Leased Property as may be permitted from time to time hereunder. Lessee further covenants and agrees that Lessee's use of the Leased Property and Lessee's maintenance, alteration, and operation of the same, and all parts thereof, shall at all times conform to all applicable Legal Requirements.

         7.3 OCCUPANCY. From and after September 30, 1997, the Lessee must achieve and maintain a daily average occupancy of the Facility of not less than 75% for each calendar quarter. For the first quarter that the Facility fails to achieve and maintain this daily average occupancy, Lessee shall cause the Manager to use its best efforts to increase occupancy at the Facility. After the Facility fails to achieve and maintain this daily average occupancy for two
(2) consecutive calendar quarters, Lessee shall engage a consultant acceptable to Lessor, with recognized expertise in the long term care industry, to assist Manager in improving the Facility's occupancy level. If for three (3) consecutive quarters the Facility fails to maintain its occupancy


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requirements and if at such time the Rent Coverage Ratio for the Facility is less than 1.40 to 1.0, then, for so long as such conditions exist, the Lessee shall not be permitted to exercise its purchase rights provided for in Section 29 or its renewal rights provided for in Section 34.

                                  ARTICLE VIII
                  REPAIRS; RESTRICTIONS AND ANNUAL INSPECTIONS

         8.1 MAINTENANCE AND REPAIR.

         (a) Lessee, at its expense, will keep the Leased Property and all private roadways, sidewalks, and curbs appurtenant thereto in reasonably good order and repair (whether or not the need for such repairs occurs as a result of Lessee's use, any prior use, the elements, the age of the Leased Property or any portion thereof), and except as otherwise provided in Articles XIII and XIV, with reasonable promptness will make all necessary and appropriate repairs thereto of every kind and nature (including remodeling to the extent necessary to maintain the Leased Property in a condition substantially the same as exists on the date hereof), whether interior or exterior, structural or non-structural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to or after the commencement of the Term of this Lease (concealed or otherwise). All repairs and remodeling shall, to the extent reasonably achievable, be at least equivalent in quality to the original work and shall be accomplished by Lessee or a party selected by Lessee. Lessee will not take or omit to take any action the taking or omission of which might materially impair the value or usefulness of the Leased Property or any part thereof for the Primary Intended Use. If Lessee fails to complete or to diligently pursue completion of any of its obligations hereunder, or if Lessor reasonably determines that action is necessary and is not being taken Lessor may, on giving 30 days' written notice to Lessee (other than in a case reasonably deemed by Lessor to be an emergency, in which case no such notice shall be required), without demand on Lessee, perform any such obligations in such manner and to such extent and take such other action as Lessor may deem appropriate, and all costs, expenses and charges of Lessor relating to any such action shall constitute Additional Charges and shall be payable by Lessee to Lessor in accordance with Section 2.3.

         (b) Except for the use of any insurance proceeds (to the extent required by Sections 13.1 and 13.2) and any Award (to the extent required by
Section 14.3) or the gross negligence or willful acts of Lessor, Lessor shall not under any circumstances be required to build or rebuild any improvements on the Leased Property, or to make any repairs, replacements, alterations, restorations, or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto in connection with this Lease, or to maintain the Leased Property in any way.

         (c) Nothing contained in this Lease and no action or inaction by Lessor shall be construed as (i) constituting the consent or request of Lessor, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any particular labor or services or the furnishing of any particular materials or other property for the construction, alteration, addition, repair or demolition of or to the Leased Property or any part thereof, or (ii) giving Lessee any right, power or permission to contract for or permit the performance of any labor or services or the finishing of any materials or other property in such fashion as would permit the making of any claim against Lessor in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Lessor in the Leased Property or any portion thereof.

         (d) Unless Lessor shall convey any of the Leased Property to Lessee pursuant to the provisions of this Lease, Lessee will, upon the expiration or prior termination of this Lease, vacate and surrender the Leased Property to Lessor in the condition in which the Leased Property was originally received from Lessor, except for ordinary wear and tear (subject to the obligation of Lessee to maintain the Property in good order and repair during the entire
Term), damage caused by the gross negligence or willful acts of Lessor, and damage or destruction described in Article XIII or resulting from a Taking described in Article XIV which Lessee is not required by the terms of this Lease to repair or restore, and except as repaired, rebuilt restored, altered or added to as permitted or required by the provisions of this Lease.

         8.2 ENCROACHMENTS; RESTRICTIONS. If any of the Improvements shall at any time, encroach upon any property street or right-of-way adjacent to the Leased Property, or shall violate the agreements or conditions contained in any applicable Legal Requirement, lawful restrictive covenant or other agreement affecting the Leased Property, or any part thereof or shall impair the rights of others under any easement or right-of-way to which the Leased Property is subject, then promptly upon the request of Lessor, Lessee shall at its expense subject to its right to contest the existence of any such encroachment, violation or impairment, (a) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation or impairment, whether the same shall affect Lessor or Lessee, or (b) make such changes in the Improvements, and take such other actions as Lessor in the good faith exercise of its judgment deems reasonably practicable, to remove such encroachment, or to end such violation or impairment, including, if necessary, the alteration of any of the Leased Improvements, and in any event take all such actions as may be necessary in order to be able to continue the operation of the Facility for the Primary Intended Use substantially in the manner and to the extent the Facility was operated prior to the assertion of such violation or encroachment. Any such alteration shall be made in conformity with the applicable requirements of Article IX. Lessee's obligations under this
Section 8.2 shall be in addition to and shall in no way discharge or diminish any obligation of any insurer under any policy of title or other insurance and Lessee shall be entitled to a credit for any sums recovered by Lessor under any such policy of title or other insurance.

         8.3 INSPECTIONS. From time to time during the Term, Lessor and its agents shall have the right to inspect the Leased Property and all systems contained therein at any reasonable time to determine Lessee's compliance with its obligations under this Lease, including those obligations set forth in Article VII and this Article VIII. Lessee shall be responsible for the costs of such inspections which costs shall equal $1,000.00 per year during the Term.

                                   ARTICLE IX
                               CAPITAL ADDITIONS

         9.1 Construction of Capital Additions to the Leased Property.

         (a) If no Event of Default shall have occurred and be continuing, Lessee shall have the right, upon and subject to the terms and conditions set forth below, to construct or install Capital Additions on the Leased Property with the prior written consent of Lessor which consent shall not be unreasonably withheld; provided that Lessee shall not be permitted to create any Encumbrance on the Leased Property in connection with such Capital Addition without first complying with Section 9.l(b) hereof. Prior to commencing construction of any Capital Addition, Lessee shall submit to Lessor in writing a proposal setting forth in reasonable detail any proposed Capital Addition and shall provide to Lessor such plans and specifications, permits, licenses, contracts and other information concerning the proposed Capital Addition as Lessor may reasonably request. Without limiting the generality of the foregoing, such proposal shall indicate the approximate projected cost of constructing such Capital Addition and the use or uses to which it will be put. Notwithstanding the foregoing, Lessee shall be permitted to construct or install Capital Additions whose cost does not exceed $25,000 in any one Lease year without the need to obtain the prior written consent of Lessor provided that such improvements shall be architecturally integrated into and consistent with the Leased Property.

         (b) Prior to commencing construction of any Capital Addition, Lessee shall first request Lessor to provide funds to pay for such Capital Addition in accordance with the provisions of Section 9.3 unless the Capital Addition Cost is less than $25,000. If Lessor declines or is unable to provide such financing on terms acceptable to Lessee and Lessee rejects Lessor's offer of financing, Lessee may arrange or provide other financing, subject to the provisions of
Section 9.2. Lessor will reasonably cooperate with Lessee regarding the grant of any consents or easements or the like necessary or appropriate in connection with any Capital Addition; provided that no Capital Addition shall be made which would tie in or connect any Leased Improvements on the Leased Property with any other improvements on property adjacent to the Leased Property (and not part of the Land covered by this Lease) including tie-ins of buildings or other structures or utilities, unless Lessee shall have obtained the prior written approval of Lessor, which approval shall not be unreasonably withheld. All proposed Capital Additions shall be architecturally integrated into and consistent with the Leased Property.

         9.2 Capital Additions Financed by Lessee. If Lessee finances or arranges to finance any Capital Addition with a party other than Lessor or if Lessee pays cash for any Capital Addition, this Lease shall be and hereby is amended to provide as follows:

         (a) There shall be no adjustment in the Minimum Rent by reason of any such Capital Addition.

         (b) Upon the expiration or earlier termination of this Lease, Lessor shall compensate Lessee for all Capital Additions (if consented to by Lessor and Lessor's consent is required) paid for or financed by Lessee in any of the following ways:

                  (i) By purchasing all Capital Additions paid for by Lessee from Lessee for cash in the amount of the Fair Market Added Value at the time of purchase by Lessor of all such Capital Additions paid for or financed by Lessee; or

                  (ii) any other arrangement regarding such compensation as shall be mutually acceptable to Lessor and Lessee.

Any amount owed by Lessee to Lessor under this Lease at such termination or expiration may be deducted from any compensation for Capital Additions payable by Lessor to Lessee under this Section 9.2.

         9.3 CAPITAL ADDITIONS FINANCED BY LESSOR.

         (a) Lessee shall request that Lessor provide or arrange financing for a Capital Addition by providing to Lessor such information about the Capital Addition as Lessor may reasonably request (a "Request"), including all information referred to in Section 9.1 above. Lessor may, but shall be under no obligation to, provide or obtain the funds necessary to meet the Request. Within 30 days of receipt of a Request, Lessor shall notify Lessee as to whether it will finance the proposed Capital Addition and, if so, the terms and conditions upon which it would do so, including the terms of any amendment to this Lease. In no event (i) shall the portion of the projected Capital Addition Cost comprised of land (if any), materials, labor charges, a five percent (5%) development fee and fixtures be less than 100% of the total amount of such cost, or (ii) shall Lessee or any of its Affiliates be entitled to any commission or development fee (other than described in (i)), directly or indirectly, as a portion of the Capital Addition Cost. Any Capital Addition not financed by Lessor must still be approved in writing by Lessor pursuant to the terms of Section 9.1 hereof, which consent will not be unreasonably withheld. Lessee may withdraw its Request by notice to Lessor at any time before or after receipt of Lessor's terms and conditions.

         (b) If Lessor agrees to finance the proposed Capital Addition, Lessor's obligation to advance any funds shall be subject to receipt of all of the following, in form and substance reasonably satisfactory to Lessor:

                  (i) such loan documentation as may be required by Lessor;

                  (ii) any information, certificates, licenses, permits or documents requested by Lessor, or by any lender with whom Lessor has agreed or may agree to provide financing which are necessary or appropriate to confirm that Lessee will be able to use the Capital Addition upon completion thereof in accordance with the Primary Intended Use, including all required federal, state or local government licenses and approvals;

                  (iii) an Officer's Certificate and, if requested, a certificate from Lessee's architect, setting forth in detail reasonably satisfactory to Lessor the projected (or actual, if available) cost of the proposed Capital Addition;

                  (iv) an amendment to this Lease, duly executed and acknowledged in form and substance satisfactory to Lessor and Lessee (the "Lease Amendment"), containing such provisions as may be necessary or appropriate due to the Capital Addition, including any appropriate changes in the legal description of the Land and the Rent, all such changes to be mutually agreed upon by Lessor and Lessee;

                  (v) a deed conveying title to Lessor to any land and improvements or other rights acquired for the purpose of constructing the Capital Addition, free and clear of any liens or encumbrances except those approved in writing by Lessor and, both prior to and following completion of the Capital Addition, an as-built survey thereof reasonably satisfactory to Lessor;

                  (vi) endorsements to any outstanding policy of title insurance covering the Leased Property or a supplemental policy of title insurance covering the Leased Property reasonably satisfactory in form and substance to Lessor (A) updating the same without any additional exceptions, except as may be permitted by Lessor; and (B) increasing the coverage thereof by an amount equal to the Fair Market Value of the Capital Addition (except to the extent covered by the owner's policy of title insurance referred to in subparagraph (vii) below);

                  (vii) if required by Lessor, (A) an owner's policy of title insurance insuring fee simple title to any land conveyed to Lessor pursuant to subparagraph (v), free and clear of all liens and encumbrances except those approved by Lessor and (B) a lender's policy of title insurance satisfactory in form and substance to Lessor and the Lending Institution advancing any portion of the Capital Addition Cost;

                  (viii) if required by Lessor upon completion of the Capital Addition, an M.A.I. appraisal of the Leased Property; and

                  (ix) such other certificates (including endorsements increasing the insurance coverage, if any, at the time required by Section 12.1), documents, customary opinions of Lessee's counsel, appraisals, surveys, certified copies of duly adopted resolutions of the Board of Directors of Lessee authorizing the execution and delivery of the Lease Amendment and any other instruments or documents as may be reasonably required by Lessor.

         (c) Upon making a Request to finance a Capital Addition, whether or not such financing is actually consummated, Lessee shall pay the reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance such Capital Addition paid or incurred in connection with the financing of the Capital Addition including (i) the fees and expenses of their respective counsel, (ii) the amount of any recording or transfer taxes and fees, (iii) documentary stamp taxes, if any, (iv) title insurance charges, (v) appraisal fees, if any, and (vi) commitment fees, if any.

         9.4 REMODELING AND NON-CAPITAL ADDITIONS. Lessee shall have the right and the obligation to make additions, modifications or improvements to the Leased Property which are not Capital Additions, including tenant improvements made in connection with the Tenant Leases, from time to time as may reasonably be necessary for its uses and purposes and to permit Lessee to comply fully with its obligations set forth in this Lease; provided that such action will be undertaken expeditiously, in a workmanlike manner and will not significantly alter the character or purpose or detract from the value or operating efficiency of the Leased Property and will not significantly impair the revenue producing capability of the Leased Property or adversely affect the ability of Lessee to comply with the provisions of this Lease. Title to all non-Capital Additions, modifications and improvements shall, without payment by Lessor at any time, be included under the terms of this Lease and, upon expiration or earlier termination of this Lease, shall pass to and become the property of Lessor.

         9.5 SALVAGE. All materials which are scrapped or removed in connection with the making of either Capital Additions permitted by Section 9.1 or repairs required by Article VIII shall be or become the property of Lessor; provided that Lessor may require Lessee to dispose of such materials and remit the net proceeds thereof to Lessor within 15 days of such disposal.

                                   ARTICLE X
                                     LIENS

         Subject to the provisions of Article XI relating to permitted contests, Lessee will not directly or indirectly create or suffer to exist and will promptly discharge at its expense any lien, encumbrance, attachment, title retention agreement or claim upon the Leased Property or any attachment, levy, claim, or encumbrance in respect of the Rent, not including, however, (a) this Lease, (b) the matters, if any, set forth in Exhibit B attached hereto, (c) restrictions, liens and other encumbrances which are consented to in writing by Lessor, or any easements granted pursuant to the provisions of Section 6.4 of this Lease, (d) liens for those taxes of Lessor which Lessee is not required to pay hereunder, (e) subleases permitted by Article XXIII, (f) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (1) the same are not yet payable or are payable without the addition of any fine or penalty or (2) such liens are in the process of being contested in accordance with the provisions of Article XI, (g) liens of mechanics, laborers, materialmen, suppliers or vendors for sums either disputed or not yet due, provided that (1) the payment of such sums shall not be postponed for more than 60 days after the completion of the action (including any appeal from any judgment rendered therein) giving rise to such lien and such reserve or other appropriate provisions as shall be required by law or generally accepted accounting principles shall have been made therefor or (2) any such liens are in the process of being contested in accordance with the provisions of Article XI, and (h) any Encumbrance placed on the Leased Property by Lessor.

                                   ARTICLE XI
                               PERMITTED CONTESTS

         Lessee, after ten days' prior written notice to Lessor, on its own or on Lessor's behalf (or in Lessor's name), but at Lessee's expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim (collectively "Charge") not otherwise permitted by
Article X, which is required to be paid or discharged by Lessee or any Tenant; provided that (a) in the case of an unpaid Charge, the commencement and continuation of such proceedings, or the posting of a bond or certificate of deposit as may be permitted by applicable law, shall suspend the collection thereof from Lessor and from the Leased Property; (b) neither the Leased Property nor any Rent therefrom nor any part thereof or interest therein would be in any immediate danger of being sold, forfeited, attached or lost; (c) Lessor would not be in any immediate danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) in the event that any such contest shall involve a sum of money or potential loss in excess of $50,000.00, then Lessee shall deliver to Lessor and its counsel an Officer's Certificate as to the matters set forth in clauses (a), (b) and (c) and such opinions of legal counsel as Lessor may reasonably request; (e) in the case of an Insurance Requirement, the coverage required by Article XII shall be maintained; and (f) if such contest be finally resolved against Lessor or Lessee, Lessee shall, as Additional Charges due hereunder, promptly pay the amount required to be paid, together with all interest and penalties accrued thereon, or otherwise comply with the applicable Charge; provided further that nothing contained herein shall be construed to permit Lessee to contest the payment of the Rent, or any other sums payable by Lessee to Lessor hereunder. Lessor, at Lessee' s expense, shall execute and deliver to Lessee such authorizations and other documents as may reasonably be required in any such contest and, if reasonably requested by Lessee or if Lessor so desires and then at its own expense, Lessor shall join as a party therein. Lessor shall do all things reasonably requested by Lessee in connection with such action. Lessee shall indemnify and save Lessor harmless against any liability, cost or expense of any kind that may be imposed upon Lessor in connection with any such contest and any loss resulting therefrom.

                                  ARTICLE XII
                                   INSURANCE

         12.1 GENERAL INSURANCE REQUIREMENTS. During the Term of this Lease, Lessee shall at all times keep the Leased Property, and all property located in or on the Leased Property insured with the kinds and amounts of insurance described below and written by companies reasonably acceptable to Lessor authorized to do insurance business in the state in which the Leased Property is located. The policies must name Lessor as an additional insured and losses shall be payable to Lessor and/or Lessee as provided in Article XIII. In addition, the policies shall name as an additional insured the holder ("Facility Mortgagee") of any mortgage, deed of trust or other security agreement securing any Encumbrance placed on the Leased Property or any part thereof in accordance with the provisions of Article XXXII ("Facility Mortgage"), if any, by way of a standard form of mortgagee's loss payable endorsement. Any loss adjustment in excess of $100,000.00 shall require the written consent of Lessor and each affected Facility Mortgagee. Evidence of insurance shall be deposited with Lessor and if requested, with any Facility Mortgagee(s). If any provision of any Facility Mortgage which constitutes a first lien on the Leased Property requires deposits of insurance to be made with such Facility Mortgagee, Lessee shall either pay to Lessor monthly the amounts required and Lessor shall transfer such amounts to such Facility Mortgagee or, pursuant to written direction by Lessor, Lessee shall make such deposits directly with such Facility Mortgagee. The policies on the Leased Property, including the Leased Improvements, the Fixtures and the Personal Property, shall insure against the following risks:

         (a) Loss or damage by fire, vandalism and malicious mischief extended coverage perils commonly known as "All Risk" and all physical loss perils, including sprinkler leakage and business interruption, in an amount not less than 90% of the then Full Replacement Cost thereof (as defined below in Section 12.2) after deductible with a replacement cost endorsement sufficient to prevent Lessee from becoming a co-insurer together with an agreed value endorsement;

         (b) Loss or damage by explosion of steam boilers, pressure vessels or similar apparatus now or hereafter installed in the Facility, in such limits with respect to any one accident as may be reasonably requested by Lessor from time to time;

         (c) Loss or damage by hurricane and earthquake in the amount of the Full Replacement Cost, after deductible;

         (d) Loss of rental under a rental value insurance policy covering risk of loss during the first 6 months of reconstruction necessitated by the occurrence of any of the hazards described in Sections 12.1(a), 12.1(b) or 12.1
(c), in an amount sufficient to prevent Lessee from becoming a co-insurer; provided that in the event that Lessee shall not be in default hereunder and Lessor shall receive any proceeds from such rental insurance which when added to rental amounts received with respect to the applicable time period exceed the amount of rental owed by Lessee hereunder, Lessor shall immediately pay such excess to Lessee;

         (e) Claims for personal injury or property damage under a policy of comprehensive general public liability insurance including insurance against assumed or contractual liability including indemnities under this Lease, with amounts not less than $5,000,000.00 per occurrence in respect of bodily injury and death and $5,000,000.00 for property damage; provided that if it becomes customary for tenants occupying similar buildings in the same City where the Leased Property is located to be required to provide liability coverage with higher limits than the foregoing, then Lessee shall provide Lessor with an insurance policy with coverage limits that are not less than such customary limits; and

         (f) Flood (when the Leased Property is located in whole or in part within a designated flood plain area) and such other hazards and in such amounts as may be customary for comparable properties in the area and if available from insurance companies authorized to do business in the state in which the Leased Property is located.

         12.2 REPLACEMENT COST. The term "Full Replacement Cost" as used herein shall mean the actual replacement cost of the Facility from time to time, including increased cost of construction endorsement, less exclusions provided in the normal fire insurance policy. In the event Lessor or Lessee believes that the Full Replacement Cost has increased or decreased at any time during the Term, it shall have the right at its own expense to have such Full Replacement Cost redetermined by the insurance company which is then providing the largest amount of casualty insurance carried on the Leased Property, hereinafter referred to as the "impartial appraiser. The party desiring to have the Full Replacement Cost so redetermined shall forthwith, on receipt of such determination by the impartial appraiser, give written notice thereof to the other party hereto. The determination of such impartial appraiser shall be final and binding on the parties hereto, and Lessee shall forthwith increase, or may decrease, the amount of the insurance carried pursuant to this Article to the amount so determined by the impartial appraiser.

         12.3 ADDITIONAL INSURANCE. In addition to the insurance described above, Lessee shall maintain such additional insurance as may be reasonably required from time to time by any Facility Mortgagee which is consistent with insurance coverage for similar properties in the city, county and state where the Leased Property is located, or required pursuant to any applicable Legal Requirement, and shall at all times maintain or cause to be maintained adequate worker's compensation insurance coverage for all persons employed by Lessee on the Leased Property in accordance with all applicable Legal Requirements.

         12.4 WAIVER OF SUBROGATION. All insurance policies carried by either party covering the Leased Property, the Fixtures, the Facility and/or the Personal Property, including contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such a waiver clause or endorsement so long as the same is obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may request and pay the same, but shall not be obligated to do so.

         12.5 FORM OF INSURANCE. All of the policies of insurance referred to in this Section shall be written in form reasonably satisfactory to Lessor by insurance companies reasonably satisfactory to Lessor: provided that the deductibles for insurance required by Sections 12.1 (a) through 12.1 (d) shall be no greater than $50,000.00 and the deductible for coverage required by Section 12.1(e) shall be no greater than $100,000.00. Lessee shall pay all premiums therefor, and deliver such policies for certificates thereof to Lessor prior to their effective date (and with respect to any renewal policy, at least 30 days prior to the expiration of the existing policy). In the event of the failure of Lessee to effect such insurance in the names herein called for or to pay the premiums therefor, or to deliver such policies or certificates thereof to Lessor at the times required, Lessor shall be entitled, but shall have no obligation, to enact such insurance and pay the premiums therefor, which premiums shall be repayable by Lessee to Lessor upon written demand therefor, and failure to repay the same shall constitute an Event of Default within the meaning of Section 15.1(c). Each insurer mentioned in this Section shall agree, by endorsement on the policy or policies issued by it, or by independent instrument furnished to Lessor, that it will give to Lessor prior written notice before the policy or policies in question shall be altered, allowed to expire or canceled.

         12.6 CHANGE IN LIMITS. In the event that Lessor shall at any time reasonably and in good faith believe the limits of the personal injury, property damage or general public liability insurance then carried to be insufficient, the parties shall endeavor to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section. If the parties shall be unable to agree thereon, the proper and reasonable limits for such insurance shall be determined by an impartial third party selected by the parties the costs of which shall be divided equally between the parties. Such redeterminations, whether made by the parties or by arbitration shall be made no more frequently than every year. Nothing herein shall permit the amount of insurance to be reduced below the amount or amounts reasonably required by any Facility Mortgagee.

         12.7 BLANKET POLICY. Notwithstanding anything to the contrary contained in this Section, Lessee's obligations to carry the insurance provided for herein may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee; provided that the coverage afforded Lessor will not be reduced or diminished or otherwise be different from that which would exist under separate policies meeting all other requirements of this Lease: provided further that the requirements of this
Article XII are otherwise satisfied.

         12.8 NO SEPARATE INSURANCE. Without the prior written consent of Lessor, Lessee shall not on Lessee's own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article XII to be furnished by, or which may reasonably be required by a Facility Mortgagee to be furnished by, Lessee, or increase the amounts of any then-existing insurance required under this Article XII by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Lessor and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under said insurance in the same manner as losses are required to be payable under this Lease. Lessee shall immediately notify Lessor of the taking out of any such separate insurance or of the increasing of any of the amounts of the then-existing insurance required under this Article XII by securing an additional policy or additional policies.

         12.9 INSURANCE FOR CONTRACTORS. If Lessee shall engage or cause to be engaged any contractor to perform work on the Leased Property, Lessee shall require such contractor to carry and maintain insurance coverage comparable to the foregoing requirements, at no expense to Lessor; provided that in cases where such coverage is excessive in relation to the work being done, Lessee may allow any such contractor to carry or maintain alternative coverage in reasonable amounts upon Lessor's prior written consent which shall not be unreasonably withheld.

                                  ARTICLE XIII
                               FIRE AND CASUALTY

         13.1 INSURANCE PROCEEDS. All proceeds payable by reason of any loss or damage to the Leased Property or any portion thereof, and insured under any policy of insurance required by Article XII of this Lease shall be paid to Lessor and held by Lessor in trust (subject to the provisions of Section 13.7) and shall be made available for reconstruction or repair, as the case may be, of any damage to or destruction of the Leased Property, or any portion thereof, and shall be paid out by Lessor from time to time for the reasonable cost of such reconstruction or repair in accordance with this Article XIII after Lessee has expended an amount equal to or exceeding the deductible under any applicable insurance policy. Any excess proceeds of insurance remaining after the completion of the restoration or reconstruction of the Leased Property shall be retained by Lessee free and clear upon completion of any such repair and restoration except as otherwise specifically provided below in this Article XIII; provided that in the event neither Lessor nor Lessee is required or elects to repair or restore the Leased Property, then all such insurance proceeds shall be retained by Lessor. All salvage resulting from any risk covered by insurance shall belong to Lessee, including any salvage relating to Capital Additions paid for by Lessee.

         13.2 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION COVERED BY INSURANCE.

         (a) Facility Rendered Unsuitable for Its Primary Intended Use. Except as provided in Section 13.7, if during the Term, the Facility is totally or partially destroyed from a risk covered by the insurance described in Article XII and the Facility thereby is rendered Unsuitable for its Primary Intended Use, such damage or destruction shall not terminate this Lease and all of Lessee's obligations with respect to payment of the Rent shall continue in full force and effect and shall not be affected thereby and Lessee shall either:

                  (i) apply all proceeds payable with respect thereto to restore the Facility to substantially the same condition as existed immediately prior to such damage or destruction, or

                  (ii) offer either (A) to acquire the Leased Property from Lessor for a purchase price equal to the Minimum Repurchase Price of the Leased Property immediately prior to such damage or destruction or (B) to substitute a new property or properties for the Leased Property pursuant to and in accordance with the provisions of Article XX (which offers Lessor may in its sole discretion refuse).

Lessee shall give written notice to Lessor within 60 days after the date of such damage or destruction whether Lessee chooses option (i) or option (ii), and if option (ii) is chosen, such notice shall be accompanied by the offer referred to therein. In the event Lessee fails to give such notice or does not make an offer under option (ii), Lessee shall promptly proceed to restore the Facility to substantially the same condition as existed immediately prior to the damage or destruction. If Lessor does not accept Lessee's offer to substitute for or purchase the Leased Property within 30 days after the date of such offer, Lessee's offer shall be deemed withdrawn on such 30th day and Lessee shall promptly proceed to restore the Facility to substantially the same condition as existed immediately prior to such damage for destruction.

         (b) Facility Not Rendered Unsuitable for Its Primary Intended Use. Except as provided in Section 13.7, if during the Term, the Facility is partially destroyed from a risk covered by the insurance described in Article XII, but the Facility is not thereby rendered Unsuitable for its Primary Intended Use, Lessee shall restore the Facility to substantially the same condition as existed immediately prior to the damage or destruction and such damage or destruction shall not terminate this Lease and all of Lessee's obligations hereunder, including Lessee's obligations with respect to the payment of the Rent, shall continue in full force and effect and shall not be affected thereby; provided that if Lessee cannot within a reasonable time obtain all necessary governmental approvals, including building permits, licenses, conditional use permits and any certificates of need, after diligent efforts to do so, in order to be able to perform all required repair and restoration work and to operate the Facility for its Primary Intended Use in substantially the same manner as immediately prior to such damage or destruction then Lessee shall either offer, either:

         (i) offer either (A) to acquire that Leased Property from Lessor for a purchase price equal to the Minimum Repurchase Price immediately prior to such damage or destruction, or (B) to substitute a new property or properties for the Leased Property pursuant to and in accordance with the provisions of
Article XX (which offers Lessor in its sole discretion may refuse), or

         (ii) after the fourth anniversary of the Commencement Date, offer to purchase the Leased Property from Lessor for a purchase price equal to the Minimum Repurchase Price of the Leased Property immediately prior to such damage or destruction.

         Lessee shall give written notice to Lessor within 60 days after the date of such damage or destruction whether Lessee chooses option (i) or option
(ii), and if option (i) is chosen, such
notice shall be accompanied by the offer referred to therein. In the event Lessee fails to give such notice or does not make an offer under option (i), Lessee shall promptly proceed to restore the Facility to substantially the same condition as existed immediately prior to the damage or destruction. If Lessor does not accept Lessee's offer to substitute for or purchase the Leased Property within 30 days after the date of such offer, Lessee's offer shall be deemed withdrawn on such 30th day and Lessee shall promptly proceed to restore the Facility to substantially the same condition as existed immediately prior to such damage for destruction.

         13.3 RECONSTRUCTION IN THE EVENT OF DAMAGE OR DESTRUCTION NOT COVERED BY INSURANCE. Except as provided in Section 13.7, if during the Term the Facility is totally or materially destroyed from a risk (including earthquake) not covered by the insurance described in Article XII, whether or not such damage or destruction renders the Facility Unsuitable for Its Primary Intended Use, Lessee shall:

                  (i) restore the Facility to substantially the same condition it was in immediately prior to such damage or destruction and such damage or destruction shall not terminate this Lease, and all of Lessee's obligations hereunder, including Lessee's obligations with respect to the payment of the Rent, shall continue in full force and effect and not be affected thereby, or

                  (ii) offer either (A) to acquire the Leased Property from Lessor for a purchase price equal to the Minimum Repurchase Price immediately prior to such damage or destruction, or (B) to substitute a new property or properties for the Leased Property pursuant to and in accordance with the provisions of Article XX (which offers Lessor in its sole discretion may refuse); provided that if such damage or destruction is not material in the reasonable opinion of Lessor, Lessee shall restore the Facility to substantially the same condition as existed immediately prior to any such damage or destruction.

Lessee shall give written notice to Lessor within 60 days after the date of such damage or destruction whether Lessee chooses option (i) or option (ii), and if option (ii) is chosen such notice shall be accompanied by the offer referred to therein. If Lessor does not accept Lessee's offer to substitute for or purchase the Leased Property within 30 days after the date of such offer Lessee's offer shall be deemed to be withdrawn on such 30th day. If such offer is so withdrawn, or if Lessee fails to purchase the Leased Property or to provide a Substitute Property in accordance with Article XX, then such damage and destruction shall be deemed to be a total Taking of such Facility under
Section 14.2 and the provisions of said Section 14.2 shall apply to the rights of the parties and all insurance proceeds payable in connection with such damage or destruction shall be treated as if such proceeds constituted an "Award" under said Section 14.2

         13.4 LESSEE'S PROPERTY. Lessee shall use any insurance proceeds payable by reason of any loss of or damage to any of the Personal Property to restore such Personal Property to the Leased Property with items of substantially equivalent value to the items being replaced.

         13.5 RESTORATION OF LESSEE'S PROPERTY. If Lessee is required or elects to restore the Facility as provided in Sections 13.2 or 13.3, Lessee shall also restore the Personal Property related thereto as required by Section 13.4 and all Capital Additions paid for or financed by Lessor. Insurance proceeds payable by reason of damage to Capital Additions paid for or financed by Lessor shall be paid to Lessor and Lessor shall hold such insurance proceeds in trust to pay the cost of repairing or replacing such Capital Additions in the event Lessee does not purchase or substitute other property or properties for the Leased Property.

         13.6 NO ABATEMENT OF THE RENT. This Lease shall remain in full force and effect and Lessee's obligation to make rental payments and to pay all other charges required by this Lease shall remain unabated during any period required for repair and restoration.

         13.7 DAMAGE NEAR END OF TERM. Notwithstanding any provisions of Sections 13.2 or 13.3 to the contrary, if damage to or destruction of the Facility occurs during the last 12 months of the Term, and if such damage or destruction cannot be fully repaired and restored within the lesser of (i) six months or (ii) the period remaining in the Term immediately following the date of loss, then either party shall have the right to terminate this Lease by giving notice of termination to the other within 30 days after the date of such damage or destruction, in which event Lessor shall be entitled to retain the insurance proceeds and Lessee shall pay to Lessor on demand the amount of any deductible or uninsured loss arising in connection therewith; provided that any such notice given by Lessor shall be void and of no force and effect if Lessee exercises an available option to extend the Term for one Extended Term, or one additional Extended Term, as the case may be, within 30 days following receipt of such termination notice.

         13.8 PURCHASE OR SUBSTITUTION. In the event Lessor accepts any offer by Lessee to purchase the Leased Property or to substitute a property or properties for the Leased Property, this Lease shall terminate upon payment of the purchase price and execution and delivery of all documentation in accordance with Article XVII, or execution and delivery of all documents required in connection with a Substitute Property under Article XX. Lessor shall remit to Lessee, or in the case of a purchase allow Lessee a credit toward the purchase price, an amount equal to all insurance proceeds being held in trust by Lessor.

         13.9 WAIVER. Lessee hereby knowingly and expressly waives any statutory or common law rights of termination which may arise by reason of any damage or destruction of the Facility.

                                  ARTICLE XIV
                                  CONDEMNATION

         14.1 PARTIES' RIGHTS AND OBLIGATIONS. If during the Term there is any Taking of all or any part of the Leased Property or any interest in this Lease by Condemnation, the rights and obligations of the parties shall be determined by this Article XIV.

         14.2 TOTAL TAKING. If there is a Taking of all of the Leased Property by Condemnation, this Lease shall terminate on the Date of Taking, and the Minimum Rent and all Additional Charges paid or payable hereunder shall be apportioned and paid to the Date of Taking.

         14.3 PARTIAL TAKING. If there is a Taking of a portion of the Leased Property by Condemnation such that the Facility is not thereby rendered Unsuitable for Its Primary Intended Use, this Lease shall not terminate and all of Lessee's obligations hereunder, including Lessee's obligations with respect to the payment of the Rent, shall continue in full force and effect and shall not be affected thereby. If however, the Facility is thereby rendered Unsuitable for Its Primary Intended Use, Lessee shall either:

                  (i) at Lessee's expense, restore the Facility to the extent possible, to substantially the same condition as existed immediately prior to the partial Taking, in which case the proceeds of any Award shall be applied to such restoration to the extent necessary or appropriate, or

                  (ii) offer either (A) to acquire the Leased Property from Lessor for a purchase price equal to the Minimum Repurchase Price of the Leased Property immediately prior to such partial Taking, or (B) to substitute a new property or properties for the Leased Property pursuant to and in accordance with the provisions of Article XX (which offers Lessor may in its sole discretion refuse), or

                  (iii) terminate this Lease effective upon the effective date of such Taking.

Lessee will give written notice to Lessor within 60 days after Lessee receives notice of the Taking whether Lessee chooses option (i), option (ii) or option
(iii), and if option (ii) is chosen, such notice shall be accompanied by the offer referred to therein. In the event Lessor does not accept Lessee's offer to so purchase the Leased Property within 30 days after receipt of the notice described in the preceding sentence, Lessee may either (a) withdraw its offer to purchase the Leased Property and proceed to restore the Facility, to the extent possible, to substantially the same condition as existed immediately prior to before the partial Taking, or (b) terminate the offer and this Lease by written notice to Lessor.

         14.4 RESTORATION. If there is a partial Taking of the Leased Property and this Lease remains in full force and effect pursuant to any provision of this Article XIV. Lessee shall accomplish all necessary restoration in order that the Leased Property may continue to be used for its Primary Intended Use.

         14.5 AWARD DISTRIBUTION. In the event Lessee purchases the Leased Property pursuant to Section 14.3 or Lessor accepts any offer by Lessee to purchase the Leased Property or to provide a Substitute Property therefor pursuant to this Article XIV, then the entire Award shall belong to Lessee and Lessor agrees to assign to Lessee all of its rights thereto. Except as otherwise expressly provided in this Article XIV, in any other event the entire Award shall belong to and be paid to Lessor; provided that if this Lease is terminated in accordance with Section 14.2 and subject to the rights of any Facility Mortgagees, Lessee shall be entitled to receive from the Award any sum attributable to any Capital Additions for which Lessee would be entitled to reimbursement at the end of the Term pursuant to the provisions of Section 9.2(b), but only if any to the extent such Award expressly includes such items and allocates a value thereto. If Lessee is required or elects to restore the Facility, Lessor agrees that, subject to the rights of the Facility Mortgagees, its portion of the Award shall be used for such restoration and it shall hold such portion of the Award in trust, for application to the costs of the restoration.

         14.6 TEMPORARY TAKING. The Taking of the Leased Property, or any part thereof, by military or other public authority shall constitute a Taking by Condemnation only when the use and occupancy by the Taking authority has continued for longer than six months. During any such six-month period all the provisions of this Lease shall remain in full force and effect and the Rent shall not be abated or reduced during such period of Taking; provided that to the extent any compensation is paid by the Taking authority as a result of such temporary Taking, Lessee will retain such compensation.

         14.7 PURCHASE OR SUBSTITUTION. In the event Lessor accepts any offer by Lessee to purchase the Leased Property or to substitute a property or properties for the Leased Property this Lease and Lease obligations shall terminate upon payment of the purchase price and execution and delivery of all appropriate documentation in accordance with Article XVII, or execution and delivery of all documents required in connection with a Substitute Property under Article XX.

                                   ARTICLE XV
                                    DEFAULT

         15.1 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute events of default (individually, an "Event of Default" and collectively, "Events of Default") hereunder:

         (a) An event of default shall occur under any other lease or other agreement between Lessor or any of its Affiliates and Lessee or any of its Affiliates, or

         (b) Lessee shall fail to make a payment of the Rent payable by Lessee under this Lease when the same becomes due and payable and such failure continues for a period of ten calendar days after written notice from Lessor to Lessee, or

         (c) Lessee shall fail to observe or perform any other term covenant or condition of this Lease or any document executed in connection herewith and such failure is not cured by Lessee within a period of 30 days after receipt by Lessee of notice thereof from Lessor, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessee proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof (as soon as reasonably possible), or

         (d) Lessee shall:

                  (i) admit in writing its inability to pay its debts generally as they become due

                  (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency law and such petition is not discharged within sixty days of filing,

                  (iii) make an assignment for the benefit of its creditors,

                  (iv) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property,

                  (v) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof,

         (e) Lessee or Guarantor shall default beyond any applicable grace period contained in one or more major credit facilities which by their terms would permit an outstanding balance equal to or greater than $1,000,000.00 in the aggregate and the same shall be accelerated by the lenders or other applicable parties,

         (f) Lessee shall default beyond any applicable grace period contained in one or more of the Leases,

         (g) An Event of Default should occur pursuant to the Guaranty, or

         (h) any certificate, financial statement or information, or any representation or warranty provided herein or pursuant to this Lease by Lessee should prove to be false or misleading in any material respect. Notwithstanding the foregoing, it shall not be an Event of Default hereunder if upon discovering such false or misleading statements and before Lessor relies upon the same (i) Lessor notifies Lessee and (ii) Lessee, within ten (10) days of such notice, takes appropriate action necessary to correct such false or misleading statements.

         15.2 REMEDIES. If an Event of Default shall have occurred, Lessor may, at its election then or at any time thereafter, pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law or by other provisions of this Lease, without further notice or demand except as hereinafter provided:

         (a) Without any notice or demand whatsoever, Lessor may take any one or more actions permissible at law to ensure performance by Lessee of Lessee's covenants and obligations under this Lease. In this regard, it is agreed that if Lessee abandons or vacates the Leased Property, Lessor may enter upon and take possession of such Leased Property in order to protect it from deterioration and continue to demand from Lessee the monthly rentals and other charges provided in this Lease. Lessor shall use reasonable efforts to relet but shall have no absolute obligation to relet. If Lessor does, at its sole discretion, elect to relet the Leased Property, such action by Lessor shall not be deemed as an acceptance of Lessee's surrender of the Leased Property unless Lessor expressly notifies Lessee of such acceptance in writing, Lessee hereby acknowledging that Lessor shall otherwise be reletting as Lessee's agent. It is further agreed in this regard that in the event of any Event of Default described in this Article XV, Lessor shall have the right to enter upon the Leased Property and do whatever Lessee is obligated to do under the terms of this Lease, Lessee agrees to reimburse Lessor on demand for any reasonable expenses which Lessor may incur in thus effecting compliance with Lessee's obligations under this Lease and further agrees that Lessor shall not be liable for any damages resulting to Lessee from such action, except as may result from Lessor's gross negligence or willful misconduct.

         (b) Lessor may terminate this Lease by written notice to Lessee, in which event Lessee shall immediately surrender the Leased Property to Lessor, and if Lessee fails to do so, Lessor may, without prejudice to any other remedy which Lessor may have for possession or arrearage in rent (including any interest which may have accrued pursuant to Section 2.3 of this Lease or otherwise), enter upon and take possession of the Leased Property and expel or remove Lessee and any other person who may be occupying said premises or any part thereof other than Tenants pursuant to Tenant Leases. In addition Lessee agrees to pay to Lessor on demand the amount of all loss and damage which Lessor may suffer by reason of any termination effected pursuant to this subsection (b), said loss and damage to be determined, at Lessor's option, by either of the following alternative measures of damages:

                  (i) Although Lessor shall be under no absolute obligation to attempt and shall be obligated only to use reasonable efforts, to relet the Leased Property, until the Leased Property is relet Lessee shall pay to Lessor on or before the first day of each calendar month the monthly rentals and other charges provided in this Lease. After the Leased Property has been relet by Lessor, Lessee shall pay to Lessor on the 10th day of each calendar month the difference between the monthly rentals and other charges provided in this Lease for the preceding calendar month and that actually collected by Lessor for such month. If it is necessary for Lessor to bring suit in order to collect any deficiency, Lessor shall have a right to allow such deficiencies to accumulate and to bring an action on several or all of the accrued deficiencies at one time. Any such suit shall not prejudice in any way the right of Lessor to bring a similar action for any subsequent deficiency or deficiencies. Any amount collected by Lessor from subsequent tenants for any calendar month in excess of the monthly rentals and other charges provided in this Lease shall be credited to Lessee in reduction of Lessee's liability for any calendar month for which the amount collected by Lessor will be less than the monthly rentals and other charges provided in this Lease, but Lessee shall have no right to such excess other than the above described credit; or

                  (ii) When Lessor desires, Lessor may demand a final settlement not to exceed the Minimum Repurchase Price at the time of such final settlement Upon demand for a final settlement, Lessor shall have a right to, and Lessee hereby agrees to pay, the difference between the total of all monthly rentals and other charges provided in this Lease for the remainder of the Term and the reasonable rental value of the Leased Property for such period (including a reasonable time to relet the Leased Property), as determined pursuant to the provisions of Article XXVIII hereof, such difference to be discounted to present value at a rate equal to the lowest rate of capitalization (highest present worth) reasonably consistent with industry standards at the time of such determination and allowed by applicable law.

         The rights and remedies of Lessor hereunder are cumulative, and pursuit of any of the above remedies shall not preclude pursuit of any other remedies prescribed in other sections of this Lease and any other remedies provided by law or equity. Forbearance by Lessor to enforce one or more of the remedies herein provided upon an Event of Default shall not be deemed or construed to constitute a waiver of such Event of Default. Exercise by Lessor of any one or more remedies shall not constitute an acceptance of surrender of the Leased Property by Lessee, it being understood that such surrender can be effected only by the prior written agreement of Lessor and Lessee.

         15.3 ADDITIONAL EXPENSES. In addition to payments required pursuant to subsections (a) and (b) of Section 15.2 above, Lessee shall compensate Lessor for all reasonable expenses incurred by Lessor in repossessing the Leased Property (including any increase in insurance premiums caused by the vacancy of the Leased Property), all reasonable expenses incurred by Lessor in reletting (including repairs, remodeling, replacements, advertisements and brokerage fees), all reasonable concessions granted to a new tenant upon reletting (including renewal options), all fees and expenses incurred by Lessor as a direct or indirect result of any appropriate action by a Facility Mortgagee, any expenses of Lessor incurred for the installation of separate lines or meters for any public utilities not previously metered separately from adjacent property of Lessee and a reasonable allowance for Lessor's administrative efforts, salaries and overhead attributable directly or indirectly to Lessee's default and Lessor's pursuing the rights and remedies provided herein and under applicable law.

         15.4 WAIVER. If this Lease is terminated pursuant to law or the provisions of this Article XV, Lessee waives, to the extent permitted by applicable law, (a) any right of redemption, reentry or repossession and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.

         15.5 APPLICATION OF FUNDS. All payments otherwise payable to Lessee which are received by Lessor under any of the provisions of this Lease during the existence or continuance of any Event of Default shall be applied to Lessee's obligations in the order which Lessor may reasonably determine or as may be prescribed by the laws of the state in which the Facility is located.

         15.6 NOTICES BY LESSOR. The provisions of this Article XV concerning notices shall be liberally construed insofar as the contents of such notices are concerned, and any such notice shall be sufficient if it shall generally apprise Lessee of the nature and approximate extent of any default.

                                  ARTICLE XVI
                             LESSOR'S RIGHT TO CURE

         If Lessee, without the prior written consent of Lessor, shall fail to make any payment, or to perform any act required to be made or performed under this Lease and to cure the same within the relevant time periods provided in
Section 15.1, Lessor, without waiving or releasing any obligation or Event of Default, may (but shall be under no obligation to) make such payment or perform such act for the account and at the expense of Lessee, and may, to the extent permitted by law, enter upon the Leased Property for such purpose and take all such action thereon as, in Lessor's opinion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Lessee. All sums so paid by Lessor, together with a late charge thereon (to the extent permitted by law) at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessor, and all costs and expenses (including reasonable attorneys' fees and expenses, in each case, to the extent permitted by law) so incurred shall be paid by Lessee to Lessor on demand. The obligations of Lessee and rights of Lessor contained in this Article shall survive the expiration or earlier termination of this Lease.

                                  ARTICLE XVII
                        PURCHASE OF THE LEASED PROPERTY

         In the event Lessee purchases the Leased Property from Lessor pursuant to any of the terms of this Lease, Lessor shall, upon receipt from Lessee of the applicable purchase price together with full payment of any unpaid Rent due and payable with respect to any period ending on or before the date of the purchase and any other amounts owing to Lessor hereunder, deliver to Lessee an appropriate special warranty deed and any other documents reasonably requested by Lessee to convey the interest of Lessor in and to the Leased Property to Lessee, and such other standard documents usually and customarily prepared in connection with such transfers, free and clear of all encumbrances other than
(a) those that Lessee has agreed hereunder to pay or discharge, (b) those mortgage liens, if any, which Lessee has agreed in writing to accept and to take title subject to, (c) any other Encumbrances permitted to be imposed on the Leased Property under the provisions of Article XXXII which are assumable at no cost to Lessee, and (d) any matters affecting the Leased Property on or as of the Commencement Date. The difference between the applicable purchase price and the total of the encumbrances assigned or taken subject to shall be paid in cash to Lessor, or as Lessor may direct, in federal or other immediately available funds except as otherwise mutually agreed by Lessor and Lessee. The closing of any such sale shall be contingent upon and subject to Lessee obtaining all required governmental consents and approvals for such transfer. If such sale shall fail to be consummated by reason of the inability of Lessee to obtain all such approvals and consents, any options to extend the Term which otherwise would have expired during the period from the date when Lessee elected or became obligated to purchase the Leased Property until Lessee's inability to obtain the approvals and consents is confirmed shall be deemed to remain in effect for 30 days after the end of such period. The closing with respect to any such sale shall be appropriately timed to accommodate the determination of the Minimum Repurchase Price in accordance with Article XXVIII. All expenses of such conveyance, including the cost of title examination or standard coverage title insurance, attorneys' fees incurred by Lessor in connection with such conveyance, transfer taxes and recording fees shall be paid by Lessee. Additionally, any sale to Lessee shall be subject to delivery of an opinion of Lessor's counsel confirming that (i) the sale will not result in ordinary recapture income to Lessor pursuant to Code Section 1245 or 1250 or any other Code provision, (ii) the sale will result in income, if any, to Lessor of a type described in Code
Section 856(c)(2) or 856(c)(3) and will not result in income of the types described in Code Section 856(c)(4) or result in the tax imposed under Code
Section 857(b)(6), and (iii) the sale, together with all other substitutions and sales made or requested by Lessee pursuant to any other leases with Lessor of properties hereto or any other transfers of the Leased Property or the properties leased under other such operating leases, during the relevant time period, will not jeopardize the qualification of Lessor as a real estate investment trust under Code Sections 856-860.

                                 ARTICLE XVIII
                                  HOLDING OVER

         If Lessee shall for any reason remain in possession of the Leased Property after the expiration of the Term or any earlier termination of the Term hereof, such possession shall be as a tenancy at will during which time Lessee shall pay as rental each month an amount equal to the sum of (a) 150% of the aggregate of l/12 of the aggregate Minimum Rent payable with respect to the last complete year prior to the expiration of the Term, plus (b) all Additional Charges accruing during such month, plus (c) all other sums, if any, payable pursuant to the provisions of this Lease with respect to the Leased Property. During such period of tenancy, Lessee and Lessor shall be obligated to perform and observe all of the terms, covenants and conditions of this Lease and to continue its occupancy and use of the Leased Property. Nothing contained herein shall constitute the consent, express or implied, of Lessor to the holding over of Lessee after the expiration or earlier termination of this Lease.

                                  ARTICLE XIX
                                  ABANDONMENT

         19.1 DISCONTINUANCE OF OPERATIONS ON THE LEASED PROPERTY; OFFER OF SUBSTITUTION. If Lessee has discontinued use of the Leased Property for its Primary Intended Use for 90 consecutive days without Lessor's prior written consent for alterations or remodeling pursuant to Article IX, repairs or restoration pursuant to Article XIII or Article XIV or otherwise, then provided Lessor has not terminated this Lease pursuant to Section 15.2, Lessee may offer to substitute a new property or properties for the Leased Property pursuant to and in accordance with the provisions of Article XX (which offers Lessor may in its sole discretion refuse).

         19.2 OBSOLESCENCE OF THE LEASED PROPERTY; OFFER TO PURCHASE. If the Leased Property becomes Unsuitable for its Primary Intended Use, all as set forth in an Officer's Certificate delivered to Lessor, Lessee may on or after the fifteenth anniversary of the Commencement Date (provided this Lease is still in effect), purchase the Leased Property for the Minimum Repurchase Price on the first Payment Date occurring not less than 120 days after the date of such Officer's Certificate.

         19.3 CONVEYANCE OF LEASED PROPERTY. In the event Lessee elects to purchase the Leased Property pursuant to Section 19.2, then on the first Payment Date occurring not less than 120 days after the date of the Officer's Certificate referred to in Section 19.2, Lessor shall, upon receipt from Lessee of the Minimum Repurchase Price as of the date of such purchase and all Rent and or other sums then due and payable under this Lease (excluding any installment of Minimum Rent due on such Payment Date), convey the Leased Property to Lessee on such date in accordance with the provisions of Article XVII and this Lease shall thereupon terminate as to the Leased Property.


                                   ARTICLE XX
                            SUBSTITUTION OF PROPERTY

         20.1 SUBSTITUTION OF PROPERTY FOR THE LEASED PROPERTY.

         (a) In the event Lessor accepts an offer by Lessee to substitute other property for the Leased Property under Article XIII, Article XIV or Article XIX, and provided that no Event of Default shall have occurred and be continuing, Lessee shall have the right (subject to the conditions set forth below in this Article XX, and upon notice to Lessor) to substitute one or more properties (collectively referred to as "Substitute Properties" or individually as a "Substitute Property") for the Leased Property on a monthly Payment Date specified in such notice (the "Substitution Date") occurring not less than 90 days after receipt by Lessor of such notice. The notice shall be in the form of an Officer's Certificate and shall specify the reason(s) for the proposed substitution and the proposed Substitution Date. Notwithstanding anything contained herein to the contrary, any other substitution for the Leased Property shall require the prior written consent of Lessor which shall be within the sole discretion of Lessor.

         (b) If Lessee gives the notice referred to in Section 20.1(a) above, Lessee shall present to Lessor one or more properties (or groups of properties) each of which property (or groups of properties) shall provide Lessor with a yield (i.e., an annual return on its equity in such property) equal to or greater than the Current Yield (and the yield reasonably expected to be received thereafter throughout the remainder of the term) from the Leased Property at the time of such proposed substitution (or in the case of a proposed substitution as a result of damage, destruction or Condemnation, the Current Yield immediately prior to such damage, destruction or Condemnation) and as reasonably projected over the remaining Term of this Lease and shall have a Fair Market Value substantially equivalent to the Fair Market Value of the Leased Property. Lessor shall have a period of 90 days within which to review such information and either to accept or to reject the Substitute Property or Substitute Properties so presented; provided that if Lessee is required by a court order or administrative action to divest or otherwise dispose of the Leased Property within a shorter time period, in which case the time period shall be shortened appropriately to meet the reasonable needs of Lessee, but in no event shall said period be less than 15 Business Days after Lessor's receipt of said notice (subject to further extension for any period of time in which Lessor is not timely provided with the information provided for in Section 20.2 and Section 20.3 below); provided that if Lessor shall contend that the Substitute Properties fail to meet all the conditions for substitution set forth in this Article XX, including the provisions of Sections 20.1(c), (d) and (e) below, the matter shall be submitted to arbitration in accordance with
Article XXXI and the time periods for Lessor's approval or rejection shall be tolled during the period of such arbitration.

         (c) It shall be a condition to consummation of any substitution hereunder that all of the conditions set forth in Section 20.2 below, shall have been satisfied with respect to such substitution, and to the delivery of an opinion of counsel for Lessor confirming that (i) the substitution of the Substitute Property for the Leased Property will qualify as an exchange solely of property of a like-kind under Section 1031 of the Code, in which, generally, except for "boot" such as cash needed to equalize exchange values or discharge indebtedness, no gain or loss is recognized to Lessor, (ii) the substitution or sale will not result in ordinary recapture income to Lessor pursuant to Code
Section 1245 or 1250 or any other Code provision, (iii) the substitution or sale will result in income, if any, to Lessor of a type described in Code
Section 856(c)(2) or 856(c)(3) and will not result in income of the types described in Code Section 856(c)(4) or result in the tax imposed under Code
Section 857(b)(6), and (iv) the substitution or sale, together with all other substitutions and sales made or requested by Lessee pursuant to any other leases with Lessor of properties hereto or any other transfers to the Leased Property or the properties leased under other such operating leases, during the relevant time period, will not jeopardize the qualification of Lessor as a real estate investment trust under Code Sections 856-860.

         (d) In the event that the equity value of the Substitute Property or group of Substitute Properties (i.e., the Fair Market Value of the Substitute Property or group of Substitute Properties minus the encumbrances subject to which Lessor will take the Substitute Property or group of Substitute Properties) as of the Substitution Date is greater than the equity value of the Leased Property (i.e., the Fair Market Value of the Leased Property minus the encumbrances subject to which Lessee will take the Leased Property) as of the Substitution Date (or in the case of damage destruction or Condemnation, the Fair Market Value immediately prior to such damage, destruction or Condemnation), Lessor shall pay to Lessee an amount equal to the difference, subject to the limitation set forth below. In the event that said equity value of the Substitute Property or group of Substitute Properties is less than said equity value of the Leased Property, Lessee shall pay to Lessor an amount equal to the difference, subject to the limitation set forth below. Notwithstanding the foregoing, neither Lessor nor Lessee shall be obligated to consummate any substitution if such party would be required to make a payment to the other in excess of an amount equal to ten percent of said Fair Market Value of the Leased Property (the amount of cash paid by one party to the other being hereinafter referred to as the "Cash Adjustment").

         (e) The Rent for such Substitute Property in all respects shall provide Lessor with a yield at the time of such substitution (i.e., annual return on its investment in such Substitute Property) not less than the Current Yield (and the yield reasonably expected to be received thereafter throughout the remainder of the Term) from the Leased Property prior to any damage, destruction or Condemnation, taking into account the Cash Adjustment paid or received by Lessor and any other relevant factors.

         (f) The Minimum Repurchase Price of any Substitute Property or Substitute Properties shall be an amount equal to the Minimum Repurchase Price of the Leased Property on the Substitution Date (i) increased by any Cash Adjustment paid by Lessor pursuant to Section 20.1(d) above, or (ii) decreased by any Cash Adjustment paid by Lessee pursuant to Section 20.1(d) above.

         20.2 CONDITIONS TO SUBSTITUTION. On the Substitution Date, the Substitute Property will become the Leased Property hereunder upon delivery by Lessee to Lessor of the following, items in form and substance reasonably satisfactory to Lessor:

         (a) an Officer's Certificate representing, warranting and certifying that (i) the Substitute Property has been accepted by Lessee for all purposes of this Lease and there has been no material damage to the improvements located on the Substitute Property nor is any condemnation or eminent domain proceeding pending with respect thereto; (ii) all permits, licenses and certificates (including a permanent, unconditional certificate of occupancy and, to the extent permitted by law, all certificates of need and licenses) which are necessary to permit the use of the Substitute Property in accordance with the provisions of this Lease have been obtained and are in full force and effect;
(iii) under applicable zoning and use laws, ordinances, rules and regulations the Substitute Property may be used for the purposes contemplated by Lessee and all necessary subdivision approvals have been obtained; (iv) there are no mechanic's or materialmen's liens outstanding or threatened to the knowledge of Lessee against the Substitute Property arising out of or in connection with the construction of the improvements thereon, other than those being contested by Lessee pursuant to Article XI; (v) any mechanic's or materialmen's liens being contested by Lessee will be promptly paid by Lessee if such contest is resolved in favor of the mechanic or materialman; (vi) to the best knowledge of Lessee, there exists no Event of Default under this Lease, and no defense, offset or claim exists with respect to any sums to be paid by Lessee hereunder; and (vii) any exceptions to Lessor's title to the Substitute Property do not materially interfere with the intended use of the Substitute Property by Lessee;

         (b) a special warranty deed with warranties against claims arising under Lessee conveying to Lessor title to the Substitute Property free and clear of any liens and encumbrances except those approved in writing or assumed by Lessor;

         (c) a lease duly executed, acknowledged and delivered by Lessee, containing the same terms and conditions as are contained herein, except that
(i) the legal description of the Land shall refer to the Substitute Property,
(ii) the Minimum Repurchase Price, Rent and any Additional Charges for the Substitute Property shall be consistent with the requirements of Section 20.1 and (iii) such other changes therein as may be necessary or appropriate under the circumstances shall be made;

         (d) a standard owner's or lessee's (as applicable) policy of title insurance covering the Substitute Property (or a valid, binding, unconditional commitment therefor), dated the Substitution Date, in current form and including mechanics' and materialmen's lien coverage, issued to Lessor by a title insurance company reasonably satisfactory to Lessor. Such policy shall
(i) insure (A) Lessor's fee title to the Substitute Property, subject to no liens or encumbrances except those approved or assumed by Lessor, and (B) that any restrictions affecting the Substitute Property have not been violated and that further violation thereof will not result in a forfeiture or reversion of title, (ii) be in an amount at least equal to the Fair Market Value of the Substitute Property, and (iii) contain such endorsements as may be reasonably requested by Lessor;

         (e) certificates of insurance with respect to the Substitute Property fulfilling the requirements of Article XII;

         (f) current appraisals or other evidence satisfactory to Lessor, in its sole discretion, as to the current Fair Market Values of such Substitute Property;

         (g) all available revenue data relating to the Substitute Property for the period from the date of opening for business of the Substitute Property to the date of Lessee's most recent Fiscal-Year end, or for the most recent three years, whichever is less; and

         (h) such other certificates, documents, opinions of counsel (which may be in-house counsel), and other instruments as may be reasonably required by Lessor.

         20.3 CONVEYANCE TO LESSEE. On the Substitution Date Lessor will convey the Leased Property to Lessee in accordance with the provisions of Article XVII (except as to payment of any expenses in connection therewith which shall be governed by Section 20.4 below) upon either (a) payment in cash therefor or (b) conveyance to Lessor of the Substitute Property, as appropriate.

         20.4 EXPENSES. Lessee shall pay or cause to be paid, on demand, all reasonable costs and expenses paid or incurred by Lessor in connection with the substitution and conveyance of the Leased Property and the Substitute Property, including (a) fees and expenses of Lessor's counsel, (b) the amount of any recording taxes and filing fees, (c) the cost of preparing and recording, if appropriate, a release of the Leased Property from the lien of any mortgage,
(d) broker's fees and commissions for Lessee, if any, (e) documentary stamp and transfer taxes, if any, (f) title insurance charges, and (g) escrow fees, if any.

                                  ARTICLE XXI
                                  RISK OF LOSS

         Except as otherwise provided in this Lease, during the Term of this Lease, the risk of loss or of decrease in the enjoyment and beneficial use of the Leased Property in consequence of the damage or destruction thereof by fire, the elements, casualties, thefts, riots, wars or otherwise, or in consequence of foreclosures, attachments, levies or executions (other than by Lessor and those claiming from, through or under Lessor) is assumed by Lessee and, Lessor shall in no event be answerable or accountable therefor nor shall any of the events mentioned in this Section entitle Lessee to any abatement of the Rent except as specifically provided in this Lease.

                                  ARTICLE XXII
                                INDEMNIFICATION

         Notwithstanding the existence of any insurance or self insurance provided for in Article XII, and without regard to the policy limits of any such insurance or self insurance, Lessee will protect, indemnify, save harmless and defend Lessor from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including reasonable attorneys' fees and expenses), to the extent permitted by law, imposed upon or incurred by or asserted against Lessor by reason of: (a) any accident, injury to or death of persons or loss to property occurring on or about the Leased Property, including any claims of malpractice, (b) any use, misuse, no use, condition, maintenance or repair by Lessee of the Leased Property, (c) any Impositions (which are the obligations of Lessee to pay pursuant to the applicable provisions of this Lease), (d) any failure on the part of Lessee to perform or comply with any of the terms of this Lease, (e) the non-performance of any of the terms and provisions of any and all existing and future subleases of the Leased Property to be performed by Lessee as landlord thereunder and (f) the violation of any Hazardous Materials Law. Any amounts which become payable by Lessee under this Section shall be paid within ten days after liability therefor on the part of Lessor is finally determined by litigation or otherwise (including the expiration of any time for appeals) and, if not timely paid, shall bear interest (to the extent permitted by law) at the Overdue Rate from the date of such determination to the date of payment. Lessee, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Lessor or may compromise or otherwise dispose of the same as Lessee sees fit. Lessor shall cooperate with Lessee in a reasonable manner to permit Lessee to satisfy Lessee's obligations hereunder, including the execution of any instruments or documents reasonably requested by Lessee. Nothing herein shall be construed as indemnifying Lessor or its agents for their own negligent acts or omissions or willful misconduct. Lessee's liability for a breach of the provisions of this Article shall survive any termination of this Lease.

                                 ARTICLE XXIII
                           SUBLETTING AND ASSIGNMENT

         23.1 SUBLETTING AND ASSIGNMENT. Subject to the rights of Tenants under existing Tenant Leases and subject to the provisions of Section 23.3 below and any other express conditions or limitations set forth herein, Lessee may, without the consent of Lessor, sublet all or any part of the Leased Property consistently with the Primary Intended Use. Lessor shall not unreasonably withhold its consent to any other or further subletting or assignment; provided that (a) in the case of a subletting, the sublessee shall comply with the provisions of Section 23.2, (b) in the case of an assignment, the assignee shall assume in writing and agree to keep and perform all of the terms of this Lease on the part of Lessee to be kept and performed and shall be and become jointly and severally liable with Lessee for the performance thereof, (c) an original counterpart of each such sublease and assignment and assumption, duly executed by Lessee and such sublessee or assignee, as the case may be, in form and substance reasonably satisfactory to Lessor, shall be delivered promptly to Lessor, and (d) in case of either an assignment or subletting, Lessee shall remain primarily liable, as principal rather than as surety, for the prompt payment of the Rent and for the performance and observance of all of the covenants and conditions to be performed by Lessee hereunder. In addition to Lessee's rights to sublet and assign as provided in this section above, Lessee shall also have the right (upon Lessor's prior consent, which consent shall not unreasonably be withheld) to enter into Tenant Leases which extend beyond the Term of this Lease. To the extent that any such Tenant Leases extend beyond the Term of this Lease. Lessor shall receive the rents from, and be responsible for any obligations on the part of the landlord or lessor under such Tenant Leases. Any and all such Tenant Leases shall, to the extent applicable, be subject to the provisions of this Section and Section 23.2. No sublease or assignment shall release Lessee or Guarantor from their obligations under the Lease or Guaranty.

         23.2 NON-DISTURBANCE, SUBORDINATION AND ATTORNMENT. Except for existing Tenant Leases, Lessee shall insert in each sublease permitted under
Section 23.1 provisions to the effect that (a) such sublease is subject and subordinate to all of the terms and provisions of this Lease and to the rights of Lessor hereunder, (b) in the event this Lease shall terminate before the expiration of such sublease, the sublessee thereunder will, at Lessor's option, attorn to Lessor and waive any right the sublessee may have to terminate the sublease or to surrender possession thereunder as a result of the termination of this Lease and (c) in the event the sublessee receives a written notice from Lessor or Lessor's assignees, if any, stating that Lessee is in default under this Lease, the sublessee, shall thereafter be obligated to pay all rentals accruing under said sublease directly to the party giving such notice, or as such party may direct. All rentals received from the sublessee by Lessor or Lessor's assignees, if any, shall be credited against amounts owing by Lessee under this Lease. Lessor agrees that notwithstanding any default, termination, expiration, sale, entry or other act or omission of Lessee pursuant to the terms of this Lease, or at law or in equity, Tenant's possession shall not be disturbed unless such possession may otherwise be terminated pursuant to the terms of the applicable Tenant Lease. Lessor hereby agrees, upon Lessee's request, to execute a nondisturbance agreement in favor of any Tenant or in favor of any sublessee under any sublease permitted under Section 23.1 above; provided that the Tenant or any such sublessee has acknowledged all of the foregoing provisions and executed all documents required by this Section 23.2.

                                  ARTICLE XXIV
                OFFICER'S CERTIFICATES AND FINANCIAL STATEMENTS

         24.1 ESTOPPEL CERTIFICATE. At any time and from time to time within 20 days following written request by Lessor, Lessee will furnish to Lessor an Officer's Certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications) the amounts of and the dates to which the Rent has been paid, and such other matters regarding the Lease as Lessor may reasonably request. Any such Officer's Certificate furnished pursuant to this Article may be relied upon by Lessor, any prospective purchaser of the Leased Property and any third parties who have an interest in the Leased Property, including any Lender or professional advisor or Lessor.

         24.2 FINANCIAL STATEMENTS AND CERTIFICATES. Lessee will furnish or cause to be furnished the following statements to Lessor; provided that Lessor shall keep confidential items furnished by Lessee which are not generally available to the public:

                  (a) Within one hundred (100) days after the end of each year, a copy of the consolidated audited financial statements of Guarantor with consolidating supplemental schedules which include manager and all of Guarantor's subsidiaries, prepared by KPMG Peat Marwick, LLP, or another nationally recognized accounting firm or independent certified public accounting firm acceptable to Lessor, which statements shall include a balance sheet and a statement of income and expenses for the year then ended.

                  (b) [intentionally omitted]

                  (c) Within forty-five (45) days after the end of each calendar quarter:

                  (i) Current consolidated financial statements of Guarantor (including manager) and consolidating financial statements of Lessee (which shall include supplemental schedules of assets, liabilities, income and expenses of Lessee) certified to be true and correct; and

                  (ii) A certificate of Lessee, in form acceptable to Lessor, that no Default or Event of Default then exists and no event has occurred (that has not been cured) and no condition currently exists (herein, a "Default") that would, but for the giving of any required notice or explanation of any applicable cure period, constitute an Event of Default.

                  (d) Upon Lessor's request, within fifteen (15) days of the end of each calendar month, an aged accounts receivable report of the Facility from Lessee in sufficient detail to show amounts due from each class of patient-mix (i.e. private, Medicare (if applicable), Medicaid (if applicable) and V.A.) by the account age classifications of 30 days, 60 days, 90 days, 120 days.

                  (e) Upon Lessor's request, within thirty (30) days of the end of each calendar month, a current year-to-date operating statement from the Lessee for the Facility.

                  (f) Upon Lessor's request, within fifteen (15) days of the end of each calendar month, monthly census information of the Facility in sufficient detail to show patient-mix on a daily average basis for such month.

                  (g) Within ten (10) days of filing or receipt (i) all cost reports, if any, and any amendments thereto filed with respect to the Facility and (ii) all responses, audits reports, or inquiries with respect to such cost reports, all of which Lessee shall prepare and file on a timely basis.

                  (h) Within ten (10) days of Lessee's receipt, copies of all licensure and certification survey reports, if any, and statements of deficiencies (with plans of correction attached thereto).

                  (i) Within three (3) days of Lessee's receipt, any and all notices (regardless of form) from any and all licensing and/or certifying agencies that the license and/or any applicable reimbursement contract or certification of the Facility is being downgraded to a substandard category, revoked, or suspended, or that action is pending or being considered to downgrade to a substandard category, revoke, or suspend the Facility's license or certification.

                  (j) Upon Lessor's request, evidence of payment by Lessee of any applicable provider bed taxes or similar taxes, which taxes Lessee agrees to pay.

                  The Lessee shall correct any deficiency within the date required by any licensure and certification agency. Lessor reserves the right to require such other financial information and tax returns of Lessee and Guarantor at such other times as it shall deem necessary. All financial statements must be in such form and detail as the Lessor shall from time to time request.

                                  ARTICLE XXV
                                   INSPECTION

         Lessee shall permit Lessor and its authorized representatives to inspect the Leased Property during usual business hours subject to any security, health, safety or confidentiality requirements of Lessee, the rights of the Tenants, any Insurance Requirements relating to the Leased Property, or any other restrictions imposed by law or applicable regulations.

                                  ARTICLE XXVI
                                QUIET ENJOYMENT

         So long as Lessee shall pay all Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Lessee shall peaceably and quietly have, hold and enjoy the Leased Property for the Term hereof, free of any claim or other action by Lessor or anyone claiming by, through or under Lessor, but subject to all liens and encumbrances of record as of the date hereof or hereafter consented to by Lessee. No failure by Lessor to comply with the foregoing covenant shall give Lessee any right to cancel or terminate this Lease, or to fail to pay any other sum payable under this Lease, or to fail to perform any other obligation of Lessee hereunder. Notwithstanding the foregoing, Lessee shall have the right by separate and independent action to pursue any claim or seek any damages it may have against Lessor as a result of a breach by Lessor of the covenant of quiet enjoyment contained in this Article.

                                 ARTICLE XXVII
                                    NOTICES

         Any notices, demands, approvals and other communications provided for herein shall be in writing and shall be delivered by telephonic facsimile, overnight air courier, personal delivery or registered or certified U.S. Mail with return receipt requested, postage paid, to the appropriate party at its address as follows:

                  If to Lessor:

                  With a copy to:


















                  Addresses for notice may be changed from time to time by written notice to all other parties. Any communication given by mail will be effective (i) upon the earlier of (a) three business days following deposit in a post office or other official depository under the care and custody of the United States Postal Service or (b) actual receipt, as indicated by the return receipt; (ii) if given by telephone facsimile, when sent; and (iii) if given by personal delivery or by overnight air courier, when delivered to the appropriate address set forth.

                                 ARTICLE XXVIII
                                   APPRAISAL

In the event that it becomes necessary to determine the Fair Market Value, Fair Market Value Purchase Price, the Fair Market Added Value, the Minimum Repurchase Price or the Fair Market Rental Value of the Leased Property or a Substitute Property for any purpose of this Lease, the party required or permitted to give notice of such required determination shall include in the notice the name of a person selected to act as an appraiser on its behalf. Within ten days after receipt of any such notice, Lessor (or Lessee, as the case may be) shall by notice to Lessee (or Lessor, as the case may be) appoint a second person as an appraiser on its behalf. The appraisers thus appointed (each of whom must be a member of the American Institute of Real Estate Appraisers or any successor organization thereto) shall, within 45 days after the date of the notice appointing the first appraiser, proceed to appraise the Leased Property or the Substitute Property, as the case may be, to determine any of the foregoing values as of the relevant date (giving effect to the impact, if any, of inflation from the date of their decision to the relevant date) provided that if only one appraiser shall have been so appointed, or if two appraisers shall have been so appointed but only one such appraiser shall have made such determination within 50 days after the making of Lessee's or Lessor's request, then the determination of such appraiser shall be final and binding upon the parties. If two appraisers shall have been appointed and shall have made their determinations within the respective requisite periods set forth above and if the difference between the amounts so determined shall not exceed ten percent of the lesser of such amounts, then the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value shall be an amount equal to 50% of the sum of the amounts so determined. If the difference between the amounts so determined shall exceed 10% of the lesser of such amounts, then such two appraisers shall have 20 days to appoint a third appraiser, but if such appraisers fail to do so, then either party may request the American Arbitration Association or any successor organization thereto to appoint an appraiser within 20 days of such request, and both parties shall be bound by any appointment so made within such 20-day period. If no such appraiser shall have been appointed within such 20 days or within 90 days of the original request for a determination of Fair Market Value or Fair Market Added Value or the Fair Market Rental Value, whichever is earlier, either Lessor or Lessee may apply to any court having jurisdiction to have appointment made by such court. Any appraiser appointed, by the American Arbitration Association or by such court, shall be instructed to determine the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value within 30 days after appointment of such appraiser. The determination of the appraiser which differs most in terms of dollar amount from the determinations of the other two appraisers shall be excluded, and 50% of the sum of the remaining two determinations shall be final and binding upon Lessor and Lessee as the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value for such interest. However, in the event that following the appraisal performed by said third appraiser, the dollar amount of two of such appraisals are higher and lower, respectively, than the dollar amount of the remaining appraisal in equal degrees, the determinations of both the highest and lowest appraisal, respectively, shall be rejected and the determination to the remaining appraisal shall be final and binding upon Lessor and Lessee as the Fair Market Value or Fair Market Added Value or the Fair Market Rental Value for such interest. This provision for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and any determination hereunder shall be final and binding upon the parties except as otherwise provided by applicable law. Lessor and Lessee shall each pay the fees and expenses of the appraiser appointed by it and each shall pay one-half of the fees and expenses of the third appraiser and one-half of all other costs and expenses incurred in connection with each appraisal.

                                  ARTICLE XXIX
                                PURCHASE RIGHTS

         (a) During the Term hereof (provided that no Event of Default has occurred and is continuing), Lessee shall have a first refusal option to purchase the Leased Property upon the same terms and conditions as Lessor, or its successors and assigns, shall propose to sell the Leased Property, or shall have received an offer from a third party to purchase the Leased Property, which Lessor intends to accept (or has accepted subject to Lessee's right of first refusal granted herein). If, during the Term, Lessor receives such an offer or reaches such agreement with a third party or proposes to offer the Leased Property for sale, Lessor shall promptly notify Lessee of the purchase price and all other material terms and conditions of such agreement or proposed sale together with a copy of such offer, and Lessee shall have 30 days after receipt of such notice from Lessor within which time to exercise Lessee's option to purchase. If Lessee exercises its option, then such purchase shall be consummated within the time set forth in the third-party offer and in accordance with the provisions of Article XVII hereof to the extent not inconsistent herewith. If Lessee shall not exercise Lessee's option to purchase within said 30-day period after receipt of said notice from Lessor, Lessor shall be free for a period of 90 days after the expiration of said 30-day period to sell the Leased Property to the third party at the price and terms set forth in such offer. Whether or not such sale is consummated, Lessee shall be entitled to exercise its right of first refusal as provided in this Article, as to any subsequent sale of the Leased Property during the Term of this Lease.

         (b) Purchase Option. Not more than 180 days prior to the end of the Initial Term and each Extended Term exercised by Lessee pursuant to the terms of Article 34, Lessee shall have the option to purchase the Leased Property upon written notice to Lessor for a purchase price equal to the Minimum Repurchase Price. If not sooner exercised, the option to purchase granted hereby will expire and be of no further force and effect upon the expiration of the Term or the earlier termination of this Lease.

                                  ARTICLE XXX
                               DEFAULT BY LESSOR

         30.1 Default by Lessor. Lessor shall be in default of its obligations under this Lease if Lessor shall fail to observe or perform any term, covenant or condition of this Lease on its part to be performed and such failure shall continue for a period of 30 days after written notice thereof is received by Lessor, unless such failure cannot with due diligence be cured within a period of 30 days, in which case such failure shall not be deemed to continue if Lessor, within said 30-day period, proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof. The time within which Lessor shall be obligated to cure any such failure shall also be subject to extension of time due to the occurrence of any Unavoidable Delay. In the event Lessor fails to cure any such default, Lessee, without waiving or releasing any obligations hereunder, and in addition to all other remedies available to Lessee hereunder or at law or in equity, may purchase the Leased Property from Lessor for a purchase price equal to the greater of the Fair Market Value Purchase Price or the Minimum Repurchase Price of the Leased Property minus an amount equal to any damage suffered by Lessee by reason of such default. In the event Lessee elects to purchase the Leased Property, it shall deliver a notice thereof to Lessor specifying a Payment Date occurring no less than 90 days subsequent to the date of such notice on which it shall purchase the Leased Property, and the same shall be thereupon conveyed in accordance with the provisions of Article XVII. Any sums owed Lessee by Lessor hereunder shall bear interest at the Overdue Rate from the date due and payable until the date paid.

         30.2 Lessee's Right to Cure. Subject to the provisions of Section 30.1, if Lessor shall breach any covenant to be performed by it under this Lease, Lessee, after giving notice to and demand upon Lessor in accordance with
Section 30.1, without waiving or releasing any obligation of Lessor hereunder, and in addition to all other remedies available to Lessee hereunder and at law or in equity, Lessee may (but shall be under no obligation at any time thereafter to) make such payment or perform such act for the account and at the expense of Lessor. All sums so paid by Lessee and all costs and expenses (including reasonable attorneys' fees) so incurred, together with interest thereon at the Overdue Rate from the date on which such sums or expenses are paid or incurred by Lessee, shall be paid by Lessor to Lessee on demand or set off against the Rent. The rights of Lessee hereunder to cure and to secure payment from Lessor in accordance with this Section 30.2 shall survive the termination of this Lease.

                                  ARTICLE XXXI
                                  ARBITRATION

         31.1 Controversies. Except with respect to the payment of Minimum Rent hereunder, in case any controversy shall arise between the parties hereto as to any of the requirements of this Lease or the performance thereof which controversy the parties shall be unable to settle by agreement or as otherwise provided herein, such controversy shall be determined by arbitration to be initiated and conducted as provided in this Article XXXI.

         31.2 Appointment of Arbitrators. The party or parties requesting arbitration shall serve upon the other a written demand therefor specifying the matter to be submitted to arbitration, and nominating an arbitrator who is a member in good standing of the American Arbitration Association ("AAA"). Within 20 days after receipt of such written demand and notification, the other party shall, in writing, nominate a person who is a member in good standing with AAA and

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

the two arbitrators so designated shall, within ten days thereafter, select a third arbitrator who is a person who is a member in good standing with AAA and give immediate written notice of such selection to the parties and shall fix in said notice a time and place for the first meeting of the arbitrators, which meeting shall be held as soon as conveniently possible after the selection of all arbitrators, at which time and place the parties to the controversy may appear and be heard.

         31.3 Third Arbitrator. In case the notified party or parties shall fail to make a selection upon notice as aforesaid, or in case the first two arbitrators selected shall fail to agree upon a third arbitrator within ten days after their selection, then such arbitrator or arbitrators may, upon application made by either of the parties to the controversy, after 20 days' written notice thereof to the other party or parties have a third arbitrator appointed by any judge of any United States court of record having jurisdiction in the state in which the Leased Property is located or, if such office shall not then exist, by a judge holding an office most nearly corresponding thereto.

         31.4 Arbitration Procedure. Said arbitrators shall give each to the parties not less than ten days' written notice of the time and place of each meeting at which the parties or any of them may appear and be heard and after hearing the parties in regard to the matter in dispute and taking such other testimony and making such other examinations and investigations as justice shall require and as the arbitrators may deem necessary, they shall decide the questions submitted to them in accordance with the rules of AAA. The decision of said arbitrators in writing signed by a majority of them shall be final and binding upon the parties to such controversy. In rendering such decisions and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Lease.

         31.5 Expenses. The expenses of such arbitration shall be divided between Lessor and Lessee unless otherwise specified in the decision of the arbitrators. Each party in interest shall pay the fees and expenses of its own counsel.

                                 ARTICLE XXXII
                        FINANCING OF THE LEASED PROPERTY

         Lessor agrees that it will not grant or create any mortgage deed of trust, lien encumbrance or other title retention agreement upon the Leased Property to secure any indebtedness of Lessor (an "Encumbrance"), unless each holder of such an Encumbrance agrees (a) to give Lessee the same notice, if any, given to Lessor of any default or acceleration of any obligation underlying any such Encumbrance or any sale in foreclosure of such Encumbrance,
(b) to permit Lessee to appear with its representatives and to bid at any public foreclosure sale with respect to any such Encumbrance, (c) agrees to release the Leased Property from the Encumbrance upon the exercise by Lessee of a right to purchase contained in this Lease and the payment by Lessee of the applicable purchase price, and (d) enters into an agreement with Lessee containing the provisions described in Article XXXIII of this Lease. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article within ten days of written request thereof by Lessor or the holder of an Encumbrance.

                                 ARTICLE XXXIII
                         ATTORNMENT AND NON-DISTURBANCE

         At the request from time to time by one or more holders of an Encumbrance that may hereafter be placed upon the Leased Property or any part thereof, and any and all renewals, replacements, modifications, consolidations, spreaders and extensions thereof, Lessee will subordinate this Lease and all of Lessee's rights and estate hereunder to each such Encumbrance and will attorn to and recognize such holder (or the purchaser at any foreclosure sale or any sale under a power of sale contained in any such Encumbrance or a holder by a deed in lieu of foreclosure, as the case may be) as Lessor under this Lease for the balance of the Term then remaining, subject to all of the terms and provisions of this Lease; provided that each such institutional holder simultaneously with or prior to recording any such Encumbrance executes and delivers a written agreement in recordable form (a) consenting to this Lease, and agreeing that, notwithstanding any such other lease, mortgage, deed of trust, right, title or interest, or any default, expiration, termination, foreclosure, sale, entry or other act or omission under, pursuant to or affecting any of the foregoing, Lessee shall not be disturbed in peaceful enjoyment of the Leased Property nor shall this Lease be terminated or canceled at any time, except in the event Lessor shall have the right to terminate this Lease under the terms and provisions expressly set forth herein; (b) agreeing that it will be bound by all the terms of this Lease, perform and observe all of Lessor's obligations set forth herein; and (c) agreeing that all proceeds of the casualty insurance described in Article XIII of this Lease and all Awards described in Article XIV will be made available to Lessor for restoration of the Leased Property as and to the extent required by this Lease, subject only to reasonable regulation regarding the manner of disbursement and application thereof. Lessee agrees to execute and deliver to Lessor or the holder of an Encumbrance any written agreement required by this Article within ten days of written request thereof by Lessor or the holder of an Encumbrance. Lessee agrees to execute at the request from time to time of Lessor or an institutional investor a certificate setting forth any defaults of Lessor hereunder and the dates through which Rent has been paid and such other matters as may be reasonably requested.

                                 ARTICLE XXXIV
                                 EXTENDED TERMS

         If no Event of Default shall have occurred and be continuing, Lessee is hereby granted the right to extend the Term of this Lease for three (3) consecutive five (5) year periods ("Extended Term") for a maximum possible Term of twenty-six (26) years, by giving written notice to Lessor of each such extension at least 180 days, but not more than 270 days, prior to the expiration of the then-current Term; subject, however, to the provisions of
Section 13.7

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

hereof. Lessor agrees to use its best efforts to provide Lessee with prior written notice at least 210 days prior to the expiration of the then-current Term. Lessee may not exercise its option for more than one Extended Term at a time. During each Extended Term, all of the terms and conditions of this Lease shall continue in full force and effect, except that the Minimum Rent for and during each of the Extended Terms shall be the greater of (i) the Fair Market Rental Value on the first day of such Extended Term or (ii) the Minimum Rent in effect immediately prior to the first day of such Extended Term. In any event, the Minimum Rent shall continue to be increased throughout the Extended Terms in accordance with the provisions of Section 2.1(b) hereof.

                                  ARTICLE XXXV
                                 MISCELLANEOUS

         35.1 NO WAIVER. No failure by Lessor or Lessee to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of the Rent during the continuance of any such breach, shall constitute a waiver of any such breach or any such term. To the extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

         35.2 REMEDIES CUMULATIVE. To the extent permitted by law, each legal, equitable or contractual right, power and remedy of Lessor or Lessee now or hereafter provided either in this Lease or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Lessor or Lessee of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Lessor or Lessee of any or all of such other rights, powers and remedies.

         35.3 SURRENDER. No surrender to Lessor of this Lease or of the Leased Property or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Lessor and no act by Lessor or any representative or agent of Lessor, other than such a written acceptance by Lessor, shall constitute an acceptance of any such surrender.

         35.4 NO MERGER OF TITLE. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same person, firm, corporation or other entity may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or (b) such leasehold estate and the fee estate in the Leased Property.

         35.5 TRANSFERS BY LESSOR. If Lessor or any successor owner of the Leased Property shall convey the Leased Property in accordance with the terms hereof, other than as security for a debt, the grantee or transferee of the Leased Property shall expressly assume all obligations of Lessor hereunder arising or accruing from and after the date of such conveyance or transfer, and shall be reasonably capable of performing the obligations of Lessor hereunder and Lessor or such successor owner as the case may be, shall thereupon be released from all future liabilities and obligations of Lessor under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.

         35.6 GENERAL. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Lessee and Lessor against the other arising out of or relating to this Lease and arising prior to any date of termination of this Lease shall survive such termination. If any term or provision of this Lease or any application thereof shall be invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby. If any late charges provided for in any provision of this Lease are based upon a rate in excess of the maximum rate permitted by applicable law, the parties agree that such charges shall be fixed at the maximum permissible rate. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing and in recordable form signed by Lessor and Lessee. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The headings in this Lease are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. This Lease shall be governed by and construed in accordance with the laws of Alabama, but not including its conflict of laws rules. This Lease may be executed in one or more counterparts, each of which shall be an original but, when taken together, shall constitute but one document.

         35.7 MEMORANDUM OF LEASE. Lessor and Lessee shall, promptly upon the request of either, enter into a short form memorandum of this Lease in form suitable for recording under the laws of the state in which the Leased Property is located in which reference to this Lease, and all options contained herein, shall be made. Recordation shall be at Lessee's expense.

         35.8 TRANSFER OF LICENSES. Upon the expiration or earlier termination of the Term, Lessee shall take all action necessary to effect or useful in effecting the transfer to Lessor or Lessor's nominee of all licenses, operating permits and other governmental authorizations and all service contracts which may be necessary or useful in the operation of the Facility and which relate exclusively to the Facility which have not previously been transferred or assigned to Lessor.

         35.9 DEPOSIT ACCOUNT. All deposit accounts established pursuant to this Lease shall either be in Lessee's name or in Lessor's name as and for the benefit of Lessee, at Lessee's option. Lessee shall be entitled to receive all interest on such accounts and to select investments in money market accounts or certificates of deposit up to a two (2) month maturity, so long as no Event of Default exists. Lessor shall have an assignment of such accounts as collateral for Lessee's obligations hereunder. Upon termination of the Lease without any Event of Default then existing or these being amounts owed to Lessor, Lessee shall be entitled to receive the balance of funds in such accounts.

         35.10 LEASE TERMINATION. Upon any termination or expiration of this Lease Agreement for any reason (other than the exercise by Lessee of a purchase option provided for herein), the Lessee shall peacably quit and surrender to Lessor the Leased Property and the right to receive all rental and other income of and from the same. Upon such surrender, Lessee shall fully cooperate with Lessor or Lessor's designee to enable Lessor or Lessor's designee to obtain all such licenses, permits, certifications, and any other such items necessary to operate the Leased Property as a personal care facility and, to the extent applicable, qualify for third-party payor programs, such as Medicare or Medicaid.

         35.11 FACILITY ADDITION. The Lessee shall construct a 13 unit, 20 bed addition at the Facility, and Lessor shall, from time to time, advance funds for such addition in amounts not to exceed $425,000 in the aggregate. Such funds shall be advanced in accordance with a line item cost budget ("Cost Budget") satisfactory to Lessor. Lessor will not be obligated to advance any funds without first having been provided the following:

         (a) Any proposed change in the Cost Budget, which must be satisfactory to Lessor.

         (b) AIA draw request forms properly executed with certification by the Lessee, Lessee's architect and general contractor stating that such draw requests are for reimbursement of actual costs incurred for the completion of the project and in line with the Cost Budget supplied by the Lessee.

         (c) For costs not included within the general construction contract, invoices or other evidence to Lessor confirming that such costs have ben incurred.

         (d) Title insurance date down endorsements, and if requested by Lessor, lien waivers from the general contractor for all preceding draws, or as to items not covered by the construction contract, lien waivers from the persons responsible for the work for which an advance is being requested.

                                 ARTICLE XXXVI
                               GLOSSARY OF TERMS

         36.1 For purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article XXXVI have the meanings assigned to them in this Article XXXVI and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as at the time applicable, (c) all references in this Lease to designated "Articles", "Sections" and other subdivisions are to the designated Articles,

Sections and other subdivisions of this Lease, and (d) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision, (e) the word "including" shall mean including without limitation," and (f) all consents required of Lessor hereunder shall be in Lessor's sole and absolute discretion, unless otherwise specifically set forth herein. For purposes of this Lease, the following terms shall have the meanings indicated:

         "AAA" means the American Arbitration Association.

         "Acceptable Financial Institution" means AmSouth Bank, Colonial Bank, SouthTrust Bank or First Commercial Bank, each in Birmingham, Alabama, or such other financial institution as may be acceptable to Lessor.

         "Additional Charges" has the meaning set forth in Section 2.3 hereof together with all other items specifically included as "Additional Charges" in this Agreement.

         "Adjustment Date" has the meaning set forth in Section 2.1 (b) hereof.

         "Affiliate", when used with respect to Lessee, means any Person directly or indirectly controlling, controlled by or under direct or indirect common control with Lessee. For the purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, partnership interests or other equity interests.

         "Agent" has the meaning set forth in Article XXXII hereof.

         "Applicable Period" means, except as described in Section 2.5, the immediately preceding twelve (12) months.

         "Assigned Documents" has the meaning set forth in Article XXXII hereof.

         "Award" means all compensation, sums or anything of value awarded, paid or received on a total or partial Condemnation.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday, and Friday which is not a day on which national banks in the City of Birmingham, Alabama are closed.

         "Capital Additions" means one or more new buildings or one or more additional structures annexed to any portion of any of the Leased improvements which are constructed on any parcel or portion of the Land during the Term, including the construction of a new wing or new story or the rebuilding of the existing Leased Improvements or any portion thereof not normal, ordinary or recurring to maintain the Leased Property, excluding, however, any construction governed by the provisions of Article XIII.

         "Capital Addition Cost" means the cost of any Capital Additions proposed to be made by Lessee whether paid for by Lessee or Lessor. Such cost shall include and be limited to (a) the cost of construction of the Capital Additions, including site preparation and improvement, materials, labor supervision and certain related design, engineering and architectural services and the cost of any fixtures construction financing and miscellaneous items approved in writing by Lessor, (b) if agreed to by Lessor in writing in advance, the cost of any land contiguous to the Leased Property purchased for the purpose of placing thereon the Capital Additions or any portion thereof or for providing means of access thereto, or parking facilities therefor including the cost of surveying the same, (c) the cost of insurance real estate taxes water and sewage charges and other carrying charges for such Capital Additions during construction, (d) the cost of title insurance, (e) reasonable fees and expenses of legal counsel and accountants, (f) filing, registration and recording taxes and fees, (g) documentary stamp taxes, if any (h) environmental assessments and boundary surveys and (i) all reasonable costs and expenses of Lessor and any Lending Institution which has committed to finance the Capital Additions, including (A) the reasonable fees and expenses of their respective legal counsel (B) all printing expenses, (C) the amount of any filing, registration and recording taxes and fees (D) documentary stamp taxes, if any
(E) title insurance charges appraisal fees, if any, (F) rating agency fees, if any, (G) commitment fees, if any, charged by any Lending Institution advancing or offering to advance any portion of the financing for such Capital Additions,
(H) a development fee not exceeding five percent (5%) of total Capital Additions Cost.

         "Cash Adjustment" has the meaning set forth in Section 20.l(d).

         "Charge" has the meaning set forth in Article XI hereof.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commencement Date" has the meaning set forth in Article I.

         "Condemnation" means the transfer of all or any part of the Leased Property as a result of (i) the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or (ii) a voluntary sale or transfer by Lessor to any Condemnor, either under threat of Condemnation or while legal proceedings for Condemnation are pending.

         "Condemnor" means any public or quasi-public authority, or private corporation or individual, having the power of Condemnation.

         "Consolidated Financial Statements" means for any fiscal year or other accounting period for Lessee and its respective consolidated Affiliates, audited statements of earnings and retained earnings and of changes in financial position for such period and for the period from the beginning of the respective fiscal year of Lessee to the end of such period and the related balance sheet as at the end of such period, together with the notes thereto, all in reasonable detail and setting forth in comparative form the corresponding figures for the corresponding period in the preceding fiscal year of Lessee, and prepared in accordance with generally accepted accounting principles consistently applied, except as noted.

         "Consumer Price Index" or "CPI" means the Consumer Price Index for All Urban Consumers for the U S. City Average for all Items (1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics. If the manner in which the Consumer Price Index is determined by the Bureau of Labor Statistics shall be substantially revised (including a change in the base index year), an adjustment shall be made by Lessor in such revised index which would produce results equivalent, as nearly as possible, to those which would have been obtained if the Consumer Price Index had not been so revised. If the Consumer Price Index shall become unavailable to the public because publication is discontinued or otherwise, or if equivalent data is not readily available to enable Lessor to make the adjustment referred to in the preceding sentence, Lessor will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency, or if no such index shall be available, then a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication.

         "Credit Enhancements" means all cash collateral, security deposits, security interests, letters of credit, pledges, prepaid rent or other sums, deposits or interests held by Lessee, if any, to secure obligations with respect to the Leased Property, the Tenant Leases or the Tenants.

         "Current Yield" means as of any date the annual Minimum Rent, as adjusted from time-to-time pursuant to the terms of this Lease, divided by the sum of (i) the purchase price as set forth in the Purchase and Sale Agreement plus (ii) all Capital Additions Costs paid for or financed by Lessor which have not been repaid by Lessee.

         "Date of Taking" means the date the Condemnor has the right to possession of the property being condemned.

         "Encumbrance" has the meaning set forth in Article XXXII.

         "Event of Default" has the meaning set forth in Section 15.1.

         "Extended Term" has the meaning set forth in Section XXXIV.

         "Facilities" means, collectively, the following facilities: Kingston Manor Personal Care and Retirement Center in Kingston, Pa., Mid-Valley Manor in Peckville, Pa., Blakely Pine Health Care Center in Blakely, Pa., Kingston Health Care Center in Kingston, Pa., West Side Manor Personal Care and Retirement Center in Wyoming, Pa., Old Forge Manor Personal Care and Retirement Center in Old Forge, Pa., and Bloomsburg Manor Personal Care and Retirement Center in Bloomsburg, Pa.

         "Facility" means the ________ square foot building to be operated on the Leased Property.

         "Facility Mortgage" has the meaning set forth in Section 12.1.

         "Facility Mortgagee" has the meaning set forth in Section 12.1.

         "Fair Market Added Value" means the Fair Market Value (as hereinafter defined) of the Leased Property (including all Capital Additions) less the Fair Market Value of the Leased Property determined as if no Capital Additions paid for by Lessee without financing by Lessor had been constructed.

         "Fair Market Rental Value" means the fair market rental value of the Leased Property or any Substitute Property, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article XXVIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (c) not taking into account any reduction in value resulting from an indebtedness to which the Leased Property or Substitute Property may be subject.

         "Fair Market Value" means the fair market value of the Leased Property or any Substitute Property, including all Capital Additions, (a) assuming the same is unencumbered by this Lease, (b) determined in accordance with the appraisal procedures set forth in Article XXVIII or in such other manner as shall be mutually acceptable to Lessor and Lessee, and (c) not taking into account any reduction in value resulting from any indebtedness to which the Leased Property or such Substitute Property is subject or which encumbrance Lessee or Lessor is otherwise required to remove pursuant to any provision of this Lease or agrees to remove at or prior to the closing of the transaction as to which such Fair Market Value determination is being made. The positive or negative effect on the value of the Leased Property or Substitute Property attributable to the interest rate, amortization schedule, maturity date, prepayment penalty and other terms and conditions of any Encumbrance on the Leased Property or any Substitute Property, as the case may be, which is not so required or agreed to be removed shall be taken into account in determining such Fair Market Value.

         "Fair Market Value Purchase Price" means the Fair Market Value less the Fair Market Added Value.

         "Fiscal Year" means the 12-month period from January 1 to December 31.

         "Fixtures" has the meaning set forth in Article I.

         "Full Replacement Cost" has the meaning set forth in Section 12.1.

         "Guarantor" has the meaning set forth in Section 2.6.

         "Guaranty" has the meaning set forth in Section 2.6.

         "Hazardous Materials" means any substance, including asbestos or any substance containing asbestos, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, medical waste, chemicals, pollutants, effluents, contaminants, emissions or any other related materials and items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.

         "Hazardous Materials Law" means any law, regulation or ordinance relating to environmental conditions, medical waste and industrial hygiene, including the Resource Conservation and Recovery Act of 1976 ("RCRA") the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, the Atomic Energy Act and all similar federal, state and local environmental statutes and ordinances, whether heretofore or hereafter enacted or effective and all regulations, orders, or decrees heretofore or hereafter promulgated thereunder.

         "Impositions" means, collectively, all taxes relating to the Leased Property, including all ad valorem, sales and use, gross receipts, action, privilege, rent (with respect to the Tenant Leases) or similar taxes, assessments (including all assessments for public improvements or benefits, whether or not commenced or completed prior to the date hereof and whether or not to be completed within the Term), water, sewer or other rents and charges, excises, tax levies, fees (including license permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Leased Property and/or the Rent (including all interest and penalties thereon due to any failure in payment by Lessee), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien upon (a) Lessor or Lessor's interest in the Leased Property, (b) the Rent, the Leased Property or any part thereof or any rent therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, sales from, or activity conducted on, or in connection with, the Leased Property or the Tenant Leases or use of the Leased Property or any part thereof; provided that nothing contained in this Lease shall be construed to require Lessee to pay (1) any tax based on net income (whether denominated as a franchise or capital stock or other tax) imposed on Lessor, (2) any transfer or net revenue tax of Lessor,
(3) any tax imposed with respect to the sale, exchange or other disposition by Lessor of any portion of the Leased Property or the proceeds thereof, or (4) except as expressly provided elsewhere in this Lease, any principal or interest on any Encumbrance on the Leased Property, except to the extent that any tax, assessment, tax levy or charge which Lessee is obligated to pay pursuant to this definition and which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (1), (2) or (3) is levied, assessed or imposed expressly in lieu thereof.

         "Initial Term" has the meaning set forth in Article I.

         "Insurance Requirements" means all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy.

         "Land" has the meaning set forth in Article I.

         "Lease" means this Lease.

         "Leases" means, collectively, this Lease and those certain leases of even date herewith with respect to the Facilities and between Lessor, as the lessor and the following entities as lessees thereunder: BCC at Blakely, Inc., BCC at Bloomsburg, Inc., BCC at Kingston I, Inc., BCC at Kingston II, Inc., BCC at Mid-Valley, Inc., BCC at Old Forge, Inc., and BCC at West View, Inc.

         "Lease Amendment" has the meaning set forth in Section 9.3(b)(iv).

         "Lease Assignment" means that certain Assignment of Rents and Leases, substantially in the form attached hereto as Exhibit D, to be dated on or about the date hereof executed by Lessee to Lessor, pursuant to the terms of which Lessee assigns to Lessor each of the Tenant Leases and Credit Enhancements, if any, as security for the obligations of Lessee under this Lease, and any other obligations of Lessee, or any Affiliate of Lessee to Lessor.

         "Leased Improvements" and "Leased Property" have the meanings set forth in Article I.

         "Legal Requirements" means all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the construction, use or alteration thereof, whether now or hereafter enacted and in force, including any which may (a) require repairs, modifications or alterations of or to the Leased Property, or (b) in any way adversely affect the use and enjoyment thereof, and all permits, licenses, authorizations and regulations relating thereto, and all covenants, agreements, actions and encumbrances contained in any instruments, either of record or known to Lessee (other than encumbrances created by Lessor without the consent of Lessee), at any time in force affecting the Leased Property.

         "Lending Institution" means any insurance company, federally insured commercial or savings bank, national banking association, savings and loan association, employees' welfare, pension or retirement fund or system, corporate profit-sharing or pension plan, college or university, or real estate investment company including any corporation qualified to be treated for federal tax purposes as a real estate investment trust having a net worth of at least $50,000,000.

         "Lessee" means _______________________, a Delaware corporation, its successors and assigns.

         "Lessor" means CAPSTONE CAPITAL OF PENNSYLVANIA, INC., a Pennsylvania corporation, and its successors and assigns.

         "Minimum Rent" has the meaning set forth in Section 2.1(a).

         "Minimum Repurchase Price" means the greater of (i) the Fair Market Value of the Leased Property at the time of repurchase hereunder by Lessee or
(ii) the purchase price paid by Lessor for the Leased Property pursuant to the Purchase and Sale Agreement (and in the case of a substitution pursuant to Article XX, as adjusted pursuant to Section 20.1(f)) as such amount is increased at the rate of three percent compounded annually for each year (to be prorated for partial years) between the Commencement Date and the date of repurchase by Lessee, plus the sum of all Capital Addition Costs relating to the Leased Property paid for or financed by Lessor which as of the date of repurchase of the Leased Property have not been repaid by Lessee, less the net amount (after deduction of all reasonable legal fees and other costs and expenses, including expert witness fees, incurred by Lessor in connection with obtaining any such award or proceeds) of all Awards received by Lessor from Condemnation of the Leased Property.

         "Officer's Certificate" means a certificate of Lessee signed by the Chairman of the Board of Directors, the President, any Vice President or another officer authorized to so sign by the Board of Directors or By-Laws of Lessee, or any other person whose power and authority to act has been authorized by delegation in writing by any of the persons holding the foregoing offices.

         "Ordinary Course of Business" means the ordinary course of business for Lessee consistent with past custom and practice (including quantity and frequency).

         "Overdue Rate" means as of any date, a rate per annum equal to the Prime Rate as of such date, plus two percent, but in no event greater than the maximum rate then permitted under applicable law.

         "Payment Date" means any due date for the payment of the installments of Minimum Rent under this Lease.

         "Permitted Exceptions" has the meaning set forth in Article I hereof.

         "Permitted Liens" means (i) liens described on Exhibit E attached hereto, (ii) pledges or deposits made to secure payments of worker's compensation insurance (or to participate in any fund in connection with worker's compensation insurance), unemployment insurance, pensions or social security programs, (iii) liens imposed by mandatory provisions of law such as for materialmen, mechanics, warehousemen and other like liens arising in the Ordinary Course of Business, securing indebtedness whose payment is not yet due and payable, (iv) liens for taxes, assessments and governmental charges or levies if the same are not yet due and payable or if the same are being contested in good faith and as to which adequate cash reserves have been provided, (v) liens arising from good faith deposits in connection with tenders, leases, real estate bids or contracts (other than contracts involving the borrowing of money), pledges or deposits to secure public or statutory obligations and deposits to secure (or in lieu of) surety, stay, appeal or customs bonds and deposits to secure the payment of taxes, assessments, duties or other similar charges, (vi) liens to secure purchase money indebtedness, so long as the indebtedness incurred to purchase the new asset is secured only by such asset, or (vii) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property; provided that such items do not impair the use of such property for the purposes intended, none of which is violated by existing or proposed structures or land use.

         "Person" means a natural person, corporation, partnership, trust, association, limited liability company or other entity.

         "Personal Property" means all machinery, equipment, furniture, furnishings. computers, signage, trade fixtures or other personal property and consumable inventory and supplies used or useful in the operation of the Leased Property for its Primary Intended Use, together with all replacements and substitutions therefor, except for any portion of the Leased Property, all as more specifically set forth on Exhibit F attached hereto.

         "Primary Intended Use" has the meaning set forth in Section 6.2(a).

         "Prime Rate" means the annual rate reported by The Wall Street Journal, Eastern Edition (or, if The Wall Street Journal shall no longer be published or shall cease to report such rates, then a publication or journal generally acceptable in the financial industry as authoritative evidence of prevailing commercial lending rates) from time to time as being the prevailing prime rate (or, if more than one such rate shall be published in any given edition, the arithmetic mean of such rates). The prime rate is an index rate used by The Wall Street Journal to report prevailing lending rates and may not necessarily be its most favorable lending rate available. Any change in the Prime Rate hereunder shall take effect on the effective date of such change in the prime rate as reported by The Wall Street Journal, without notice to Lessee or any other action by Lessor. Interest shall be computed on the basis that each year contains 360 days, by multiplying the principal amount by the per annum rate set forth above, dividing the product so obtained by 360, and multiplying the quotient thereof by the actual number of days elapsed.

         "Purchase and Sale Agreement" means the agreement dated on or about December 27,1996, between _______________ as "Seller", and Lessor as "Purchaser" relating to the acquisition by Lessor of the Leased Property.

         "Rent" means, collectively, the Minimum Rent and the Additional
Charges.

         "Request" has the meaning set forth in Section 9.3(a).

         "Substitution Date" has the meaning set forth in Section 20.1.

         "Substitute Properties" has the meaning set forth in Section 20.1.

         "Taking" means a taking or voluntary conveyance during the Term hereof of all or part of the Leased Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of any Condemnation or other eminent domain proceeding affecting the Leased Property whether or not the same shall have actually been commenced.

         "Tenant" means the lessees or tenants under the Tenant Leases, if any.

         "Tenant Leases" means all residency agreements and similar rental agreements (written or verbal, now or hereafter in effect), if any, that grant a possessory interest in and to any individual unit in the Improvements, and all Credit Enhancements, if any, held in connection therewith.

         "Term" means the Initial Term and any Extended Term as to which Lessee has exercised its options to extend contained in Article XXXIV hereof unless earlier terminated pursuant to the provisions hereof.

         "Unavoidable Delays" means delays due to strikes, lockouts, inability to procure materials after the exercise of reasonable efforts, power failure, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or other causes beyond the control of the party responsible for performing an obligation hereunder, provided that lack of funds shall not be deemed a cause beyond the control of either party hereto unless such lack of funds is caused by the failure of the other party hereto to perform any obligations of such other party under this Lease.

         "Unsuitable for Its Primary Intended Use" as used anywhere in this Lease, shall mean that, by reason of damage or destruction, or a partial Taking, in the good faith judgment of Lessee, reasonably exercised, the Facility cannot be profitably operated for its Primary Intended Use, taking into account, among other relevant factors, the number of usable suites and number and diversity of Tenants affected by such damage or destruction or partial Taking.

        IN WITNESS WHEREOF, the parties have caused this Lease to be executed and their respective corporate seals to be hereunto affixed and attested by their respective officers thereunto duly authorized as of the date first written above.

                                       LESSOR:


                                       LESSEE:

SCHEDULE TO EXHIBIT 10.22 FILED PURSUANT TO INSTRUCTION 2 TO ITEM 601(a) OF REGULATION S-K

                                 LEASE AGREEMENT
                                 ---------------

      PROJECT                  PARTIES                         FACILITY                 DATE        ANNUAL RENT
      -------                  -------                         --------                 ----        -----------

Bloomsburg, PA       Capstone Capital              Bloomsburg Manor Personal Care     1/31/97       $348,800.00
                     Corporation of                and Retirement Center
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Bloomsburg, Inc.
                     (Lessee)

Blakely, PA          Capstone Capital              Blakely-Pine Health Care Center    1/31/97       $248,800.00
                     Corporation of
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Blakely, Inc.
                     (Lessee)

Kingston I, PA       Capstone Capital              Kingston Manor Personal Care       1/31/97       $347,400.00
                     Corporation of                and Retirement Center
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Kingston I, Inc.
                     (Lessee)

Kingston II, PA      Capstone Capital              Kingston Health Care Center        1/31/97       $424,500.00
                     Corporation of
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Kingston II,
                     Inc. (Lessee)

Mid-Valley, PA       Capstone Capital              Mid-Valley Manor Personal Care     1/31/97       $329,200.00
                     Corporation of                and Retirement Center
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Mid-Valley, Inc.
                     (Lessee)

Old Forge, PA        Capstone Capital              Old Forge Manor Personal Care      1/31/97       $228,600.00
                     Corporation of                and Retirement Center
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Old Forge, Inc.
                     (Lessee)

West View, PA        Capstone Capital              West Side Manor Personal Care      1/31/97       $237,700.00
                     Corporation of                and Retirement Center
                     Pennsylvania, Inc. (Lessor)
                     and BCC at West View, Inc.
                     (Lessee)

Harrisburg, PA       Capstone Capital              Outlook Pointe at Harrisburg       3/28/97       Pursuant to
                     Corporation of                                                              formula in Lease
                     Pennsylvania, Inc. (Lessor)
                     and BCC at Harrisburg, Inc.
                     (Lessee)

Greensboro, NC       Capstone Capital              Outlook Pointe at Greensboro       3/28/97         Same as
                     Corporation (Lessor) and                                                    Harrisburg Lease
                     BCC at Greensboro, Inc.
                     (Lessee)

Ravenna, OH          Capstone Capital              Outlook Pointe at Ravenna          3/28/97         Same as
                     Corporation (Lessor) and                                                    Harrisburg Lease
                     BCC at Ravenna, Inc.
                     (Lessee)

Nevada, MO (2        Capstone Capital              Joe Clark Residential Care Home    5/15/97       $133.375.00
Leases)              Corporation (Lessor) and      1501 E. Ashland Street
                     BCC at Missouri, Inc.         Nevada, MO
                     (Lessee)

Butler, MO           Capstone Capital              Joe Clark Residential Care Home    5/15/97       $133,375.00
                     Corporation (Lessor) and      300 S. Delaware Street
                     BCC at Missouri, Inc.         Butler, MO
                     (Lessee)

Lamar, MO            Capstone Capital              Joe Clark Residential Care Home    8/18/97       $133,375.00
                     Corporation (Lessor) and      3 Southwest First Lane
                     BCC at Lamar, Inc. (Lessee)   Lamar, MO

Roanoke, VA          ALCO II, L.L.C. (Lessor)      Outlook Pointe at Roanoke          6/30/97       Pursuant to
                     and BCC at Roanoke (Lessee)                                                 formula in Lease

Harrisonburg, VA     ALCO I, L.L.C. (Lessor)       Outlook Pointe at Harrisonburg     6/30/97     Same as Roanoke
                     and BCC at Harrisonburg,                                                          Lease
                     Inc. (Lessee)

Danville, VA         ALCO III, L.L.C. (Lessor)     Outlook Pointe at Danville          9/3/97     Same as Roanoke
                     and BCC at Danville, Inc.                                                         Lease
                     (Lessee)

SCHEDULE TO EXHIBIT 10.22 FILED PURSUANT TO INSTRUCTION 2 OF ITEM 601(a) OF REGULATION S-K

                                     LEASE
                                     -----

PROJECT               PARTIES                                     FACILITY             DATE       ANNUAL RENT
-------               -------                                     --------             ----       -----------
Hampden Township, PA  Capstone Capital of Pennsylvania, Inc.      Outlook Pointe at    9/30/97    Pursuant to formula in lease
                      (Lessor) and ALCO VI, L.L.C. (Lessee)       Creekview